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INFORMATION REQUIRED IN PROXY STATEMENT

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Jacobs Engineering Group Inc.

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Notice of 2015

Annual Meeting of

Shareholders

and

Proxy Statement

Jacobs Engineering Group Inc.

JACOBS ENGINEERING GROUP INC.

155 North Lake Avenue

Pasadena, California 91101

December 12, 2014

To Our Shareholders:

You are cordially invited to attend the 2015 Annual Meeting of Shareholders of Jacobs Engineering Group Inc. The Annual Meeting will be held on Thursday, January 29, 2015, at 12:00 p.m., local time, at our headquarters located at 155 North Lake Avenue, Pasadena, California 91101.

We describe in detail the actions we expect to take at our Annual Meeting in the attached Notice of 2015 Annual Meeting of Shareholders and Proxy Statement.

A copy of our Annual Report on Form 10-K for fiscal year 2014 is being made available to you at the same time as the Proxy Statement. The 2014 Annual Report on Form 10-K includes information about our operations as well as our audited, consolidated financial statements. You can access a copy of our 2014 Annual Report on Form 10-K on the secure website disclosed in both the Notice of Internet Availability of Proxy Materials and in the Proxy Statement as well as on the Company’s website at www.jacobs.com.

Please use this opportunity to take part in the affairs of our company by voting on the business to come before the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, sign, date, and return the proxy card or voting instruction card mailed to you along with your Notice of Internet Availability of Proxy Materials or vote electronically on the Internet or by telephone. See “About the Annual Meeting—How Do I Vote by Proxy?” in the Proxy Statement for more details. Returning the proxy card or voting instruction card or voting electronically does not deprive you of your right to attend the Annual Meeting and to vote your shares in person for the matters to be acted upon at the Annual Meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Michael S. Udovic
Vice President and Secretary

JACOBS ENGINEERING GROUP INC.

155 North Lake Avenue

Pasadena, California 91101

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Shareholder

Meeting to be Held on January 29, 2015

The Proxy Statement and accompanying Annual Report to Shareholders are available at http://materials.proxyvote.com/469814

TIME AND DATE	12:00 p.m., local time, on Thursday, January 29, 2015

LOCATION	Jacobs Engineering Group Inc. 155 North Lake Avenue, 10th Floor Pasadena, California 91101

ITEMS OF BUSINESS	1. Election of the four directors named in the Proxy Statement to hold office until the 2016 annual meeting;

2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending October 2, 2015;

3. An advisory vote to approve the Company’s executive compensation; and

4. Any other business that may properly come before the Annual Meeting.

RECORD DATE	The shareholders of record at the close of business on December 1, 2014 will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof.

PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you. You also have the option of voting your shares electronically on the Internet or by telephone. Voting instructions are printed on your proxy card or voting instruction card. You can revoke your proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.

JACOBS ENGINEERING GROUP INC.

155 North Lake Avenue

Pasadena, California 91101

PROXY STATEMENT

We are providing these proxy materials in connection with the 2015 Annual Meeting of Shareholders of Jacobs Engineering Group Inc. (the “Company”). This Proxy Statement and the Company’s 2014 Annual Report on Form 10-K were first made available to shareholders and the Notice of Internet Availability of Proxy Materials and proxy card or voting instruction card were first mailed to shareholders on or about December 12, 2014. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of the Company is soliciting your vote in connection with the 2015 Annual Meeting of Shareholders.

What is the purpose of the Annual Meeting?

The meeting will be the Company’s regular, Annual Meeting of Shareholders. You will be voting on the following matters at the Annual Meeting:

1.	Election of the four directors named in the Proxy Statement to hold office until the 2016 annual meeting;

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending October 2, 2015;

3.	An advisory vote to approve the Company’s executive compensation; and

4.	Any other business that may properly come before the Annual Meeting.

How does the Board of Directors recommend I vote?

The Board of Directors recommends a vote:

1.	For the election of Joseph R. Bronson, Juan José Suárez Coppel, Peter J. Robertson, and Noel G. Watson as directors;

2.	For the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending October 2, 2015; and

3.	For the advisory resolution approving the Company’s executive compensation.

Who is entitled to vote at the Annual Meeting?

The Board of Directors set December 1, 2014 as the record date for the Annual Meeting (the “Record Date”). All shareholders who owned common stock of the Company at the close of business on the Record Date may attend and vote at the Annual Meeting.

How many votes can be cast by shareholders?

Each share of common stock is entitled to one vote. There is no cumulative voting. There were 130,563,344 shares of common stock outstanding and entitled to vote on the Record Date.

How many votes must be present to hold the Annual Meeting?

A majority of the outstanding shares of common stock as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Your shares are counted as present at the Annual Meeting if you are present at the Annual Meeting and vote in person, a proxy card or voting instruction card has been properly submitted by you or on your behalf, or you have voted electronically on the Internet or by telephone. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. A “broker non-vote” is a share of common stock that is beneficially owned by a person or entity and held by a broker or other nominee, but for which the broker or other nominee (1) lacks the discretionary authority to vote on certain matters, and (2) has not received voting instructions from the beneficial owner in respect of those specific matters.

How many votes are required to elect directors and approve the other proposals?

Directors are elected by a majority of the votes cast with respect to such nominee in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). Abstentions and broker non-votes are not counted for purposes of the election of directors and, therefore, will have no effect on the outcome of such election.

The ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against the proposal.

The approval of the advisory resolution on the Company’s executive compensation requires the affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against the advisory resolution. Broker non-votes will have no effect on the outcome of the advisory vote. The results of this vote are not binding on the Board of Directors.

How do I vote by proxy?

You can vote your shares by completing and returning the proxy card or voting instruction card that accompanied the Notice of Internet Availability of Proxy Materials. You also have the option of voting your shares electronically on the Internet or by telephone. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card or voting instruction card. Please see your proxy card or voting instruction card for more information on how to vote by proxy.

What if I don’t vote for some of the items listed on my proxy card or voting instruction card?

If you return your signed proxy card or voting instruction card in the envelope provided to you but do not mark selections, your shares will be voted in accordance with the recommendations of the Board of Directors. Similarly, when you vote electronically on the Internet and do not vote on all matters, your shares will be voted in accordance with the recommendations of the Board of Directors. Shareholders that vote by telephone must vote on each matter. In connection therewith, the Board of Directors has designated Craig L. Martin and John W. Prosser, Jr. as proxies. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, your shares will be voted in accordance with your instructions.

If you are a beneficial owner and hold your shares in street name through a broker or other nominee and do not return the voting instruction card, the broker or other nominee will vote your shares on each matter at the Annual Meeting for which he or she has the requisite discretionary authority. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the selection of independent registered public accounting firms, but do not have discretion to vote on the election of directors or on any advisory vote regarding the Company’s executive compensation.

Who pays for the proxy solicitation and how will the Company solicit votes?

The Company bears the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, the Company’s directors, officers, and other employees may solicit proxies by personal interview, telephone, facsimile, or email. These individuals will not be paid any additional compensation for any such solicitation. The Company will request brokers and other nominees who hold shares of common stock in their names to furnish proxy materials to the beneficial owners of such shares. The Company will reimburse such brokers and other nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners. In addition, we have retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for a total fee of up to $30,000 plus reimbursement of expenses.

Can I change or revoke my vote after I return my proxy card or voting instruction card?

Yes. Even if you sign and return the proxy card or voting instruction card in the form provided to you, vote by telephone, or vote electronically on the Internet, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting by giving written notice to the Secretary of the Company, specifying such revocation. You may also change your vote by timely delivering a valid, later-dated proxy or voting instruction card or a later-dated vote by telephone or electronically on the Internet or by voting in person at the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the shareholder of record, you must request, complete, and deliver a proxy from your broker or other nominee.

Whom can I contact if I have questions or need assistance in voting my shares?

Please contact MacKenzie Partners, Inc., the firm assisting us in the solicitation of proxies, at:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll-Free (800) 322-2885

DISCUSSION OF THE VARIOUS PROPOSALS

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

At the Annual Meeting, shareholders will be asked to elect four directors to serve on the Board of Directors. The Company’s Bylaws currently provide for eleven directors. The Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) divides the Board of Directors into three classes with the current terms of office of the directors of each Class ending in different years. The Company is in the process of declassifying the Board of Directors and, accordingly, starting with the Annual Meeting, directors will be elected for one-year terms of office. Directors elected prior to the Annual Meeting will continue to complete their current terms, which for directors in Classes II and III end at the annual meetings in 2016 and 2017, respectively. Classes I and III currently have four directors and Class II has three directors.

The nominees to be voted upon at the Annual Meeting are in Class I. When elected, the directors serve until their successors have been duly elected and qualified or until any such director’s earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If you sign and return the proxy card or voting instruction card provided to you or vote electronically, your shares will be voted for the election of the nominees recommended by the Board of Directors unless you choose to abstain or vote against any of the nominees. If any nominee for any reason is unable to serve or will not serve, proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who will be unable to or will not serve as a director.

The Board of Directors has nominated Joseph R. Bronson, Juan José Suárez Coppel, Peter J. Robertson, and Noel G. Watson for election as Class I directors for one-year terms expiring at the 2016 annual meeting.

Please see “The Board of Directors and Its Committees” below for information about the nominees for election as directors and the current members of the Board of Directors who will continue serving following the Annual Meeting, their business experience, and other pertinent information.

Directors are elected by a majority of the votes cast with respect to such director in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). The Company did not receive any shareholder nominations for director and thus the election of directors at the Annual Meeting will be an uncontested election. Abstentions and broker non-votes are not counted for purposes of the election of directors and, therefore, will have no effect on the outcome of the election.

The Board of Directors unanimously recommends that you vote FOR all Nominees.

PROPOSAL NO. 2 — RATIFICATION OF THE APPOINTMENT OF

ERNST & YOUNG LLP

The Audit Committee has selected Ernst & Young LLP (“Ernst & Young”) to audit the consolidated financial statements of the Company as of October 2, 2015, and for the fiscal year then ending. At the Annual Meeting, shareholders will be asked to ratify the selection of Ernst & Young.

The Company has been advised by Ernst & Young that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors, tax advisors, and consultants.

The Company has also been advised that representatives of Ernst & Young will be present at the Annual Meeting where they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Company is not required to submit the selection of the independent registered public accounting firm to the shareholders for approval, but is doing so as a matter of good corporate governance. If the selection of Ernst & Young is not ratified by a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting, then the Audit Committee will consider the appointment of other independent auditors whose selection for any period subsequent to the Annual Meeting will be subject to ratification by the shareholders at the 2016 annual meeting.

The affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting is necessary to ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the year ending October 2, 2015. Abstentions have the same effect as a vote against the proposal.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the year ending October 2, 2015.

PROPOSAL NO. 3 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Board of Directors of the Company is committed to excellence in governance. As part of that commitment, and as required by Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Board of Directors is providing the Company’s shareholders with an opportunity to provide an advisory vote related to executive compensation.

The Human Resource and Compensation Committee (the “HR&C Committee”) establishes, recommends and governs all of the compensation and benefits policies and actions for the Company’s named executive officers (or NEOs), as identified below under “Compensation Discussion and Analysis.” Additional information regarding the HR&C Committee and its role is described below in “The Board of Directors and its Committees” and the “Compensation Discussion and Analysis” sections of this Proxy Statement.

The Company’s executive compensation program is intended to promote recruitment and retention of key employees with exceptional abilities, and motivate performance critical to the success of the Company. Because of the importance of long-term customer relationships to the Company, retention of key executives is considered particularly important. In this regard, because significant differences in compensation between executives can negatively affect retention, the Company limits the variability of compensation and provides retention-enhancing features in its programs.

The HR&C Committee’s compensation philosophy is to provide a compensation program for executives that:

•	Enables the Company to attract, motivate, and retain highly qualified executives by offering competitive compensation;

•

Rewards executives for superior annual Company performance through a cash incentive bonus program that, as further described below in “Compensation Discussion and Analysis”, places a substantial component of pay at risk by providing that no bonus is payable until a predetermined financial return is met;

•	Delivers the majority of compensation through long-term, performance-based equity awards;

•	Provides retention and future performance incentives through the use of long-term equity-based incentives;

•	Encourages executives to have an equity stake in the Company; and

•	Aligns the interests of the Company’s executives with shareholders’ interests.

In keeping with the HR&C Committee’s compensation philosophy and the Company’s pay-for-performance culture in which incentives are tied to the Company’s short- and long-term performance, the fiscal 2014 compensation of the named executive officers reflected the Company’s financial performance for fiscal 2014. Specifically, the Company’s net earnings for fiscal 2014 were $328.1 million, a 22.3% decrease from the $423.1 million of net earnings for fiscal 2013. This decrease in net earnings was driven largely by $77.4 million in restructuring charges, $22.7 million in costs and expenses relating to the acquisition of Sinclair Knight Merz (“SKM”) and specific operational events at SKM, and $22.3 million in lower margins associated with certain projects in Europe combined with unusual weather effects in the second quarter of fiscal 2014.

Reflecting this financial performance, the short-term incentive compensation of the named executive officers decreased by approximately 82% compared to the awards in fiscal 2013. In addition, the HR&C Committee determined that the salaries of the named executive officers (other than that of Mr. Rizzuto) would not change from fiscal 2013. This financial performance was also reflected in the Company’s one-year total shareholder return (“TSR”) as of September 30, 2014, which was 16% and the 15th percentile compared to the Company’s industry peer group (described below), and the three-year annualized TSR as of that date, which was 15% and the 23rd percentile compared to that peer group.

The Company’s compensation actions relating to fiscal 2014 were consistent with its philosophy of attracting, motivating, and retaining highly qualified executives in the competitive engineering and construction industry. During fiscal 2014, as part of its annual process, the HR&C Committee evaluated forms of incentive awards to support its compensation philosophy and, consistent with fiscal 2012 and 2013, decided to continue to use a mix of short- and long-term incentives tied to Company performance. The short-term incentive plan was modified to provide for annual payouts (see “Compensation Discussion and Analysis — Compensation Elements — Short-Term Incentive Compensation” below). The long-term incentive awards continued to be split between options and performance share units (“PSUs”). These PSUs use two different metrics to determine payout: the Company’s TSR compared to that of an industry peer group; and the Company’s net earnings growth. The structure and terms of these awards are described in greater detail in “Compensation Discussion and Analysis” below. The Company also evaluated the composition of the peer group used for analyzing executive compensation and for computing relative TSR for the PSUs and, as described below in “Compensation Discussion and Analysis”, determined the peer group used in fiscal 2013 remained appropriate for fiscal 2014.

Other significant elements of the Company’s compensation program that continue to reinforce shareholder alignment, support its long-term retention strategy and reflect what the HR&C Committee considers best practices are the following:

•	The Company does not maintain any of the following for named executive officers:

•	tax reimbursements or gross-ups (other than tax equalization for expatriates or normal relocation expenses),

•	supplemental retirement plans, or

•	executive perquisites such as personal use of airplanes, Company-provided autos and/or auto allowances (except for expatriates), or club dues;

•	The Company has a clawback policy that applies when inaccurate financial statements have affected incentive award payments to executive officers;

•

The Company’s securities trading guidelines preclude the named executive officers and directors from transactions involving puts or calls, short sales, hedges, and margin purchases or pledges of Company stock;

•

The ratio of the CEO’s total compensation (base pay, short- and long-term incentives) to that of the next highest paid named executive officer is not disproportionate (the ratio was approximately 2.0 to 1 for fiscal 2014); and

•	The HR&C Committee’s independent compensation consultant performs no services for the Company other than those that support the needs of the HR&C Committee.

The HR&C Committee believes that the 2014 executive compensation program has been appropriately designed to advance shareholder interests through effective performance-based incentives with multi-year retention features. At each of the 2012, 2013, and 2014 annual meetings, over 94% of shares voted were in favor of the advisory resolution concerning the compensation of the CEO and other named executive officers, as described in the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosure contained in the applicable Proxy Statements for those meetings. The HR&C Committee carefully considered these results and input received from shareholders and decided to continue with the same overall compensation program for fiscal 2014.

For these reasons and the others discussed in “Compensation Discussions and Analysis” below, the Board of Directors unanimously recommends that shareholders vote in favor of the following resolution:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the NEOs, as described in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables and narrative disclosure in this proxy statement.”

While the resolution is non-binding, the Board of Directors values the opinions that shareholders express in their votes and in any additional dialogue. It will consider the outcome of the vote and those opinions when making future compensation decisions.

The approval of the advisory resolution on the Company’s executive compensation requires the affirmative vote of a majority of shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against the advisory resolution. Broker non-votes will have no effect of the outcome of the advisory vote.

The Board of Directors unanimously recommends that you vote FOR the advisory resolution approving the Company’s executive compensation.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Company monitors developments in the area of corporate governance and routinely reviews its processes and procedures in light of such developments. Accordingly, the Company reviews federal laws affecting corporate governance, such as the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act as well as various rules promulgated by the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”). The Company believes that it has procedures and practices in place which are designed to enhance and protect the interests of its shareholders.

The Board of Directors has approved Corporate Governance Guidelines for the Company. The Corporate Governance Guidelines address the following matters:

•	The mission of the Board of Directors;

•	The size of the Board of Directors;

•	Frequency of meetings of the Board of Directors;

•	Committees of the Board of Directors;

•	The requirement that the Board of Directors be comprised of a majority of independent directors;

•	The requirement that the Audit, HR&C, and Nominating and Corporate Governance Committees of the Board of Directors be comprised entirely of independent directors;

•	Guidelines for determining director independence;

•	Majority voting in uncontested elections of directors;

•	Limits on the number of other public company boards on which non-management directors (i.e., a director who is not employed by the Company) may serve;

•	Executive sessions of the Board of Directors wherein non-management directors meet as a group without the presence of management directors;

•	Conflicts of interests;

•	The role and responsibilities of the Lead Independent Director;

•	The requirement that the performance of the Chief Executive Officer be evaluated annually and reviewed by the non-management directors;

•	Significant change in professional occupation or employment of a director;

•	Review of the performance of individual directors; and

•	Other matters uniquely germane to the work and responsibilities of the Board of Directors.

Director Education

Also pursuant to the Company’s Corporate Governance Guidelines, the Board of Directors is provided with, and encouraged to participate in, continuing education.

Codes of Ethics

In addition to the Corporate Governance Guidelines, the Board of Directors has adopted the following other codes, guidelines, and policies:

•	Code of Business Conduct and Ethics for Members of the Board of Directors;

•	Code of Ethics for the Chief Executive Officer and Senior Financial Officers; and

•	Code of Conduct.

These documents, along with the Corporate Governance Guidelines, serve as the foundation for the Company’s system of corporate governance. They provide guidance for maintaining ethical behavior, require that directors and employees comply with applicable laws and regulations, prohibit conflicts of interest, and provide mechanisms for reporting violations of the Company’s policies and procedures.

In the event the Company makes any amendment to, or grants any waiver from, a provision of the code of ethics that applies to the principal executive officer, principal financial officer, or principal accounting officer that requires disclosure under applicable SEC rules, the Company will disclose such amendment or waiver and the reasons therefore on its website at www.jacobs.com.

Stock Ownership Guidelines

In an effort to more closely align the Company’s non-management directors’ financial interests with those of the shareholders, the Board of Directors has established stock ownership guidelines for non-management directors. Under these guidelines, the Company’s non-management directors are expected to own equity in the Company valued at a minimum of three times their annual cash retainer. Non-management directors are expected to meet or exceed these guidelines within five years of joining the Board of Directors.

Similarly, the Company has established stock ownership guidelines for the Company’s senior management. Under these guidelines, members of senior management are expected to own common stock valued at between two to six times their base salary, depending upon their position in the Company. The guideline for the Chief Executive Officer is six times base salary. The guideline for Executive Vice Presidents is three times base salary, and the guideline for all other members of the senior management team is two times base salary. The members of senior management subject to these guidelines are expected to meet or exceed these guidelines within three to five years of entering their respective positions. As of the end of fiscal 2014, the CEO’s stock ownership significantly exceeded the six times-base-salary multiple and the other named executive officers either exceeded their guideline of a three times-base-salary multiple or are within the five-year period from their hire or promotion date at the end of which they are expected to meet the guidelines.

Committee Charters

The Board of Directors has adopted formal charters for each of the following standing Committees:

•	The Audit Committee;

•	The HR&C Committee; and

•	The Nominating and Corporate Governance Committee.

These charters establish the missions of the respective Committees as well as Committee membership guidelines. They also define the purpose, duties, and responsibilities of each Committee in relation to the Committee’s role in supporting the Board of Directors, and assisting the Board in discharging its duties in supervising and governing the Company.

Availability of Documents

The full text of the Corporate Governance Guidelines, the Code of Business Conduct and Ethics for Members of the Board of Directors, the Code of Ethics for the Chief Executive Officer and Senior Financial Officers, the Code of Conduct, the Committee Charters, the Board of Directors Guidelines for Determining the Independence of its Members, and the other corporate governance materials described in this Proxy Statement are accessible by following the link to “Corporate Governance” on the Company’s website at www.jacobs.com.

The Company will furnish without charge a copy of any of the foregoing documents to any person making such a request in writing and stating that he or she is a beneficial owner of common stock of the Company. Requests should be addressed to: Jacobs Engineering Group Inc., 155 North Lake Avenue, Pasadena, California 91101, Attention: Corporate Secretary.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors believes the Board, as a whole, should possess the requisite combination of skills, professional experience, and diversity of backgrounds to oversee the Company’s business. The Board of Directors also believes there are certain attributes each individual director should possess, as reflected in the Board of Directors’ membership criteria. Accordingly, the Board of Directors and the Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually as well as in the broader context of the Board’s overall composition and the Company’s current and future needs. The Nominating and Corporate Governance Committee is responsible for reviewing with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. This annual assessment enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve. This assessment takes into consideration all factors deemed relevant by the Nominating and Corporate Governance Committee, including the matters described under “— Committees of the Board of Directors — Nominating and Corporate Governance Committee.” For incumbent directors, the factors also include past performance on the Board of Directors and its Committees.

The following table sets forth the names, ages and background information of the nominees for election as directors and the current members of the Board of Directors who will continue serving following the Annual Meeting, as well as each individual’s specific experience, qualifications and skills that led the Board of Directors to conclude that each such nominee/director should serve on the Board of Directors. The persons who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter. Please refer to the Company’s 2014 Annual Report on Form 10-K for information pertaining to the Company’s executive officers.

NOMINEES

Name and Experience	Class	Director Since

Joseph R. Bronson, Director. Mr. Bronson, age 66, is the Principal and CEO of The Bronson Group, LLC, a consulting firm primarily engaged in the area of financial and operational consulting. In March 2014, he started serving as Strategic Advisor to Cowen and Company, a New York-based investment bank. In May 2011, he was appointed an Advisory Director to GCA/Savvian, LLC, a financial advisory firm based in San Francisco, California. From January 2009 to March 2010, he was the Chief Executive Officer of SVTC (Silicon Valley Technology Corporation), a provider of semiconductor wafer fabrication services to customers requiring product development manufacturing services. From August 2007 to October 2008, he was the President and Chief Operating Officer of Sanmina-SCI, a global electronics manufacturer. From 2004 to 2007, he was the co-Chief Executive Officer and Director of Form Factor, a global leader in advanced semiconductor wafer probe card technology for semiconductor product testing. Mr. Bronson was previously the Executive Vice President and Chief Financial Officer of Applied Materials, Inc., the global leader in semiconductor capital equipment. Mr. Bronson had a number of general management and executive positions with Applied spanning a career of 22 years. Mr. Bronson also currently serves on the Board of Directors of Maxim Integrated Products, Inc., a leading supplier of analog devices to semiconductor industry, and PDF Solutions, Inc., a company involved in the semiconductor diagnostic business. He is a Certified Public Accountant and a member of the American Institute of CPA’s and serves as Trustee of Fairfield University and is Chairman of the Leavey School of Business Advisory Board, Santa Clara University, California. He is also a director of two private companies.

Mr. Bronson brings accounting expertise and familiarity with financial statements, financial disclosures, auditing and internal controls to the Board from his prior service as Chief Financial Officer. His senior management level experience at large publicly traded companies also brings to the Board additional perspective regarding the day-to-day operations of large organizations as well as corporate best practices

	I	2003

Name and Experience	Class	Director Since

Juan José Suárez Coppel, Director. Mr. Suárez, age 54, was General Director (Chief Executive Officer) of PEMEX, the national oil company of Mexico, from 2009 to 2012. Prior to his tenure as General Director, Mr. Suárez held other positions at PEMEX, including Chief Financial Officer from 2001 to 2006. He also served as Chief of Staff of Mexico’s Secretary of Finance and Public Credit in 2000 and 2001. In the private sector, Mr. Suárez was Co-Head of Equity Derivative Trading at Banamex from 1991 to 1995 and has held senior leadership positions at Grupo Televisa and Grupo Modelo; Mexico’s largest media company and largest brewer, respectively. Mr. Suárez also taught economics at several leading universities in Mexico, Europe and the United States. He is a graduate of the Instituto Tecnológico Autónomo in Mexico City, and earned his Ph.D. in economics from the University of Chicago.

Mr. Suárez provides strong expertise in the oil and gas industry, which is particularly valuable given the Company’s customers in this industry. He also brings extensive knowledge and experience in finance matters and his experience as an executive brings perspective on management and operational matters to the Board. His background in international operations also assists the Board in light of our of growing international presence

	I	2013

Peter J. Robertson, Director. Mr. Robertson, age 67, is retired. Mr. Robertson was Vice Chairman of the Board for Chevron Corporation, one of the world’s largest energy companies, until April 1, 2009. He joined Chevron in 1973 and over his 36 year career he had a wide variety of responsibilities including directing Chevron’s worldwide exploration and production and global gas businesses, corporate strategic planning, policy, government and public affairs. He was also Chief Financial Officer of Chevron USA. He is an independent senior adviser with Deloitte LLP, a non executive director of SASOL Limited and an advisory director of Campbell-Lutyens. He is co-chairman of the US Saudi Arabian Business Council and chairman of the World Affairs Council of Northern California. He is a past chairman of the US Energy Association. A native of Edinburgh, Scotland, he holds a Bachelor of Science degree in Mechanical Engineering from the University of Edinburgh and an MBA from the University of Pennsylvania, Wharton School, where he was a Thouron Scholar.

Mr. Robertson brings vital knowledge and experience to the Board in the oil and gas industry from his over 36-year career at Chevron Corporation, which is particularly important given the number of Company customers in the energy and refining sector. He also brings valuable international experience in developed and developing countries from his executive experience and the multiple chairmanship and director positions he has held and currently holds. Mr. Robertson also has important accounting know-how and experience with public company financial statements, disclosures and accounting rules from his service as Chief Financial Officer of Chevron USA

	I	2009

Noel G. Watson, Executive Chairman of the Board and Director. Mr. Watson, age 78, has been with the Company since 1965 and was Chief Executive Officer of the Company from November 1992 to April 2006. He was also the President of the Company from 1987 until July 2002. Mr. Watson serves on the Board of Directors of GT Advanced Technologies Inc.

Mr. Watson brings a deep understanding of the Company’s business, industry and operations to the Board from his over 40-year career at the Company. In addition, as the longest-tenured Board member, he serves as a valuable resource of institutional knowledge

	I	1986

CONTINUING DIRECTORS

Name and Experience	Class	Director Since

John F. Coyne, Director. Mr. Coyne, age 64, is retired. He was Chief Executive Officer, a member of the Board of Directors and Chair of the Executive Committee of Western Digital Corporation (“WD”), a global S&P 500 company, from January 2007 to January 2013. WD designs, develops, manufactures, and sells hard drives and solid state drives. Mr. Coyne joined WD in 1983 and has dedicated the majority of his career to WD, serving the company in many capacities around the globe. He had served as CEO of WD since January 2007 until his retirement in January 2013, and President from May 2006 to March 2012. From November 2002 until June 2005, Mr. Coyne served as Senior Vice President, Worldwide Operations, from June 2005 until November 2005, he served as Executive Vice President, Worldwide Operations, and from November 2005 until June 2006, he served as Executive Vice President and Chief Operations Officer. A native of Dublin, Ireland, Mr. Coyne received his bachelor’s degree in mechanical engineering from the University College Dublin in 1971.

Mr. Coyne has over 30 years of experience in global high tech industry, including more than five years as President and CEO of WD. He has an extensive background in many parts of the globe in executive capacities in engineering, operations, sales and business management. He also has extensive experience overseeing talent acquisition, retention and development programs and identifying, overseeing and integrating merger and acquisition transactions. These skills, attributes and experiences qualify Mr. Coyne to add perspective and make a valuable contribution to the work of the Board of Directors

	III	2008

Robert C. Davidson, Jr., Director. Mr. Davidson, age 69, is retired. Mr. Davidson served as the Chairman and Chief Executive Officer of Surface Protection Industries, Inc., a company that provided surface protection products and services worldwide from 1978 to October 2007. He serves as a member of the Boards of Morehouse College (Chairman), Art Center College of Design (Chairman), Cedars-Sinai Medical Center (Vice Chair of Audit Committee), Broadway Federal Bank, f.s.b. (Chairman of Compensation Committee and Internal Asset Review Committee), and the University of Chicago Graduate School of Business Advisory Council. He received a Bachelor of Arts degree from Morehouse College and an MBA in Marketing and Finance from the University of Chicago.

Mr. Davidson brings strong leadership and knowledge and experience of strategic and financial matters to the Board from his founding and building private companies, his almost 30-year career at Surface Protection Industries, Inc., and his prior service as a chief executive officer and chairman. He also brings to the Board important knowledge of public company governance through his service on multiple public company boards, including service on compensation committees

	II	2001

Ralph E. Eberhart, Director. General Eberhart, age 67, currently serves as Chairman and President of the Armed Forces Benefit Association, a 400,000 member organization. He is a former General Officer of the United States Air Force. A graduate of the United States Air Force Academy, General Eberhart held numerous high-level command and staff positions within the Air Force over his 36-year career. He served as Commander of the North American Aerospace Defense Command (NORAD) on 9/11, and in the aftermath of 9/11, he was selected as the first Commander of the U.S. Northern Command. He also served as Commander of Air Combat Command and U.S. Space Command. He serves on the boards of Rockwell Collins, Triumph Group, Inc. and VSE Corporation.

General Eberhart brings valuable leadership and management skills developed through his military service. His 36-year military career provides the Board with valuable experience and knowledge of government and the military, which is particularly valuable given the Company’s government and military contracts

	II	2012

Name and Experience	Class	Director Since

Edward V. Fritzky, Director. Mr. Fritzky, age 64, is retired. Mr. Fritzky served on the Board of Amgen, Inc., a global biotechnology company that discovers, develops, manufactures, and markets human therapeutics based on advances in cellular and molecular biology, from July 2002 to May 2005 and also served as a special advisor to Amgen until July 2004. From January 1994 to July 2002, Mr. Fritzky served as Chief Executive Officer, President and Chairman of the Board of Immunex Corporation, a biotechnology company. From March 1989 to January 1994, he was President and Vice President of Lederle Laboratories, a division of American Cyanamid Company, a pharmaceutical company.

Mr. Fritzky provides strong knowledge of and management and operational experience in the biotechnology and pharmaceutical industries to the Board, which is particularly valuable given the Company’s customers in these industries. He also brings to the Board important knowledge of public company governance through his past service as a Board member of Immunex, Amgen, SonoSite, and Geron Corporation

	II	2004

Linda Fayne Levinson, Director. Ms. Fayne Levinson, age 72, is an experienced executive and corporate director. From 1997 until 2004, Ms. Fayne Levinson was a Partner of GRP Partners, a venture capital firm that invests in early stage technology companies. Prior to that, Ms. Fayne Levinson was an executive at Creative Artists Agency, Inc.; a Partner at Wings Partners, a Los Angeles based private equity firm; President of Fayne Levinson Associates, an independent consulting firm; a Senior Vice President of American Express Travel Related Services Co., Inc.; and a Partner of McKinsey & Company, where she became the first woman partner in 1979. Ms. Fayne Levinson also serves as a member of the Boards of Hertz, Ingram Micro, Inc., NCR Corporation and The Western Union Company. At Hertz, Ms. Levinson is the Chair of the Board and previously served as Chair of the Nominating and Governance Committee, and at NCR is Chair of the Compensation Committee. Ms. Levinson is also a member of the U.S. Advisory Board of CVC Capital Partners and a trustee at Barnard College, where she chairs the Investment Committee.

Ms. Levinson’s executive, consulting and investment career brings in-depth knowledge of business operations, strategy and technology to the Board of Directors. Her service on the boards of a number of global companies, including her service as a Chair of a board, a lead director and as chair of compensation and nominating and governance committees, provides the Board insight regarding compensation strategies and other corporate governance matters, both of which are key areas of focus in today’s corporate environment

	III	1996

Name and Experience	Class	Director Since

Christopher M.T. Thompson, Director. Mr. Thompson, age 66, was Chairman and Chief Executive Officer of Gold Fields Ltd., an international gold producer with over 50,000 employees and operations on five continents from 1998 to 2002. He was also Chairman of the World Gold Council from 2002 to 2005 and Chairman of Ram Power, a geothermal company with operations in California and Nicaragua, from October 2009 through November 2010. He founded and was Chief Executive Officer of Castle Group Ltd., an international investment company that helped support the development of new mines. He currently serves as a director on the boards of Golden Star Resources Ltd., Teck Resources Limited, Royal Gold Inc., and a privately-held biotechnology company based in the U.S. Mr. Thompson holds a master’s degree in management studies from Bradford University, U.K., and a bachelor’s degree in law and economics from Rhodes University, South Africa. He is a member of the Board of Governors of the Colorado School of Mines.

Mr. Thompson has an extensive background in the mining industry, providing strong knowledge of and management and operational experience in this area to the Board, which is particularly valuable given the Company’s customers in this industry. Mr. Thompson also provides knowledge of the biotechnology industry, which is also important given the Company’s customers in that industry. His senior management level experience also brings to the Board additional perspective regarding the day to day operations of large organizations as well as corporate best practices

	III	2012

On November 20, 2014, Craig L. Martin advised the Board that he will retire from his position as President and Chief Executive Officer of the Company and as a Director of the Company, in each case effective on December 26, 2014, the last day of Jacobs’ first fiscal quarter of 2015. Mr. Martin elected to retire for health reasons.

Meetings of the Board of Directors

The Board of Directors holds six regularly scheduled meetings each year and may hold additional meetings from time to time as the Board of Directors deems necessary or desirable. The Board of Directors held seven meetings during fiscal 2014. All directors attended at least 75% of all meetings of the Board of Directors and of the Committees thereof on which they served during the year. The Board of Directors has a policy that directors are expected to attend the annual meetings of shareholders. All directors attended the 2014 annual meeting of shareholders.

During fiscal 2014, the non-management members of the Board of Directors met in executive sessions without management present at all of its regularly held meetings. The Board of Directors expects to continue this practice in fiscal 2015. The director serving as the Lead Independent Director at these executive sessions rotates on a bi-annual basis among the chairs of the various Committees of the Board of Directors. No director may serve as the Lead Independent Director for more than two consecutive years. Currently, Mr. Fritzky, the Chair of the Nominating and Corporate Governance Committee, is the Lead Independent Director. Following the Annual Meeting, it is expected that the Chair of the Audit Committee will begin serving as the Lead Independent Director and, following the annual meeting in 2017, the Chair of HR&C Committee will begin serving as the Lead Independent Director.

Compensation of Directors for Fiscal 2014

The Company pays non-management directors a cash retainer in the amount of $88,000 per year. Each non-management director also receives an annual award of 1,500 restricted stock units, an annual award of an option to purchase 3,500 shares of the Company’s common stock on the first day of March of each year (the “annual grant”), and, upon his or her election to the Board of Directors, an option to purchase 4,000 shares of the Company’s common stock on the first day of the month following the date he or she is first elected to the Board of Directors (the “appointment grant”). Directors who are also members of management are not separately compensated for their services as a director.

Each of the equity awards described above is made pursuant to the 1999 Outside Director Plan. Each director option grant vests and becomes exercisable in four equal annual installments commencing on the first anniversary of the grant date. Each director restricted stock unit grant vests in full six months after the grant date; however the award is not settled by issuance of the underlying shares until the director’s retirement from the Board of Directors. In accordance with the terms and conditions of the 1999 Outside Director Plan, the option prices for both the annual grants and the appointment grants are equal to the average of the Fair Market Values (as defined in the 1999 Outside Director Plan) of a share of common stock for the ten trading days ending on the second trading day prior to the date for which the grant price is being determined, but in no event less than eighty-five percent (85%) of the Fair Market Value of a share of common stock on the date the grant price is being determined.

The table below sets forth the compensation paid (or credited) to each of the Company’s non-management directors during fiscal 2014.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($)		Total ($)
Joseph R. Bronson	88,000	90,975	77,592	—	—		256,567
Juan José Suárez Coppel	88,000	90,975	77,592	—	—		256,567
John F. Coyne	88,000	90,975	77,592	—	—		256,567
Robert C. Davidson, Jr.	88,000	90,975	77,592	—	—		256,567
Ralph E. Eberhart	88,000	90,975	77,592	—	—		256,567
Edward V. Fritzky	88,000	90,975	77,592	—	—		256,567
Linda Fayne Levinson	88,000	90,975	77,592	—	—		256,567
Peter J. Robertson	88,000	90,975	77,592	—	—		256,567
Christopher M.T. Thompson	88,000	90,975	77,592	—	—		256,567
Noel G. Watson	88,000	90,975	77,592	82,789	300,000	(5)	639,356

(1)	Represents fees earned during fiscal 2014.
(2)	Represents the grant date fair value of the grants of restricted stock units under the 1999 Outside Director Plan during the fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”). A grant of restricted stock units relating to 1,500 shares of common stock was made to each non-management director on March 1, 2014 and was based on a grant date fair value of $60.65 per share (market price on the date of grant), with a total fair value of $90,975. The aggregate number of shares of restricted stock and restricted stock units outstanding at September 26, 2014 for each non-management director was as follows: J. Bronson — 17,000; J. Suárez — 1,500, J. Coyne — 8,000; R. Davidson — 21,000; R. Eberhart — 3,000; E. Fritzky — 15,000; L. Levinson —23,000; P. Robertson — 6,000; C. Thompson — 3,000; and N. Watson — 5,000.
(3)	Represents the grant date fair value of options granted under the 1999 Outside Director Plan during the fiscal year in accordance with FASB ASC Topic 718. Please refer to Note 2, Significant Accounting Policies, of Notes to Consolidated Financial Statements included in the Company’s 2014 Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts. A grant of options relating to 3,500 shares of common stock was made to each non-management director on March 1, 2014 and was based on a grant date fair value of $22.1691 per share, with a total fair value of $77,592. The aggregate number of options outstanding at September 26, 2014 for each non-management director was as follows: J. Bronson — 28,000; J. Suárez — 7,500; J. Coyne — 26,500; R. Davidson — 37,500; R. Eberhart — 11,000; E. Fritzky — 37,500; L. Levinson — 37,500; P. Robertson 21,500; C. Thompson — 11,000; and N. Watson — 14,000.
(4)	Represents interest credited under the Company’s deferral plans in excess of 120% of the applicable federal long-term rate (“AFR”).
(5)	Represents consulting fees earned during fiscal 2014.

Independence of Directors

The Board of Directors has adopted Board of Directors Guidelines for Determining the Independence of its Members, which are accessible by following the link to “Corporate Governance” on the Company’s website at www.jacobs.com. The Board of Directors has affirmatively determined that each of Ms. Fayne Levinson and Messrs. Bronson, Coyne, Davidson, Fritzky, Robertson, Suárez and Thompson, and General Eberhart is independent under Section 303A.02 of the NYSE listed company manual and the Company’s Independence Guidelines. The NYSE’s independence definition also includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings involving the Company, which would prevent a director from being independent. None of the Company’s independent directors had any relationship that violated the NYSE’s tests.

In addition, as further required by the NYSE’s listed company manual and the Company’s independence guidelines, the Board of Directors has made an affirmative determination that, other than in respect of their positions as directors and as described below for Messrs. Coyne, Robertson and Suárez, no relationship, whether immaterial or material, exists between any independent director and the Company that would prevent a director from being independent. Until January 2013, Mr. Coyne was the President and Chief Executive Officer of Western Digital Corporation, which is one of the Company’s clients. The payments by Western Digital Corporation to the Company for any fiscal year have been and are expected to continue to be substantially less than one percent of the consolidated gross revenues of Western Digital Corporation and have been and will largely consist of pass through costs relating to subcontract labor or third-party materials and equipment. Mr. Robertson is on the board of directors of the US-Saudi Arabian Business Council, an organization of business leaders to which the Company has made an aggregate of approximately $9,000 in cash contributions over the past five years. Prior to his joining the Board, Mr Suárez was employed by Petróleos Mexicanos (“PEMEX”), one of the Company’s clients. He served most recently as the General Director (chief executive officer) of PEMEX until his retirement effective in December 2012 which was prior to joining the Board of Directors. The payments by PEMEX to the Company for any fiscal year have been and are expected to continue to be substantially less than one percent of the consolidated gross revenues of PEMEX. During his time with PEMEX, Mr. Suárez had no involvement in PEMEX’s business relationship with the Company. After a review of the facts, using its business judgment, the Board of Directors determined that these relationships did not compromise Mr. Coyne’s, Mr. Robertson’s, or Mr. Suárez’s independence.

Board Leadership Structure

The Company’s Corporate Governance Guidelines provide that the Board is free to select its Chairman and Chief Executive Officer in any manner after consideration of relevant factors at the time of the decision. Currently, the Board is led by Mr. Watson as Executive Chairman. He has been Chairman of the Board since 2004, was Chief Executive Officer from November 1992 to April 2006, and was President from 1987 until 2002. The Board has determined that having Mr. Watson serve as Chairman provides significant advantages to the Board, as it allows the Board to benefit from his prior experience and knowledge of the Company’s business and affairs and also facilitates communications and relations between the Board, the Chief Executive Officer and other senior management. Because the Board also believes that strong independent Board leadership is a critical aspect of effective corporate governance, the Board has established the position of Lead Independent Director. As discussed above, the Lead Independent Director rotates on a bi-annual basis among the chairs of the various committees, with no director serving as Lead Independent Director for more than two consecutive years. The Lead Independent Director chairs the Board meetings during all executive sessions.

The Board’s Role in Risk Oversight

The Board of Directors oversees the Company’s risk management process. The Board oversees a Company-wide approach to risk management, designed to enhance shareholder value, support the achievement of strategic objectives and improve long-term organizational performance. The Board determines the appropriate level of risk for the Company generally, assesses the specific risks faced by the Company and reviews the steps taken by management to manage those risks. The Board’s involvement in setting the Company’s business strategy facilitates these assessments and reviews, culminating in the development of a strategy that reflects both the Board’s and management’s consensus as to appropriate levels of risk and the appropriate measures to manage those risks. Pursuant to this structure, risk is assessed throughout the enterprise, focusing on risks arising out of various aspects of the Company’s strategy and the implementation of that strategy, including financial, legal/compliance, operational/strategic, health and safety, and compensation risks. The Board also considers risk when evaluating proposed transactions and other matters presented to the Board, including acquisitions and financial matters. In addition, the independent directors discuss risk management during executive sessions without management present.

While the Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, the Audit Committee focuses on financial risk, including internal controls, and discusses the Company’s risk profile with the Company’s independent registered public accounting firm. The Audit Committee also reviews potential violations of the Company’s various codes of ethics and related corporate policies. The HR&C Committee periodically reviews compensation practices and policies to determine whether they encourage excessive risk taking, including an annual review of management’s assessment of the risk associated with the Company’s compensation programs covering its employees, including executives, and discusses the concept of risk as it relates to the Company’s compensation programs, as discussed in greater detail under “Compensation Discussion and Analysis — Compensation Risk Assessment” below. Finally, the Nominating and Corporate Governance Committee manages risks associated with the independence of directors and Board nominees. Pursuant to the Board’s instruction, management regularly reports on applicable risks to the relevant Committee or the Board, as appropriate, including monthly reports on significant Company projects, with additional review or reporting on risks being conducted as needed or as requested by the Board and its Committees.

Committees of the Board of Directors

Audit Committee — The Audit Committee advises the Board of Directors on internal and external audit matters affecting the Company and is responsible for the appointment of the independent auditors of the Company. In addition, the Audit Committee reviews with such auditors the scope and results of their examination of the financial statements of the Company and any investigations by such auditors, and reviews and approves the worldwide audit fee and all non-audit services.

The Audit Committee is governed by a charter which is available by following the links to “Corporate Governance” on the Company’s website at www.jacobs.com or upon written request, as described above under “Corporate Governance — Availability of Documents.” The members of the Audit Committee are Messrs. Bronson (Chair), Robertson and Thompson. The Board of Directors has affirmatively determined that all of the members of the Audit Committee meet the Company’s Independence Guidelines, the independence standards of Section 303A.02 of the NYSE listed company manual, Rule 10A-3 under the 1934 Act and are or were “financially literate” as required by Section 303A.07(a) of the NYSE listed company manual, as such qualification is interpreted by the Company’s Board of Directors in its business judgment. In addition, the Board of Directors has affirmatively determined that all of the members of the Audit Committee are “audit committee financial experts” under Item 407(d)(5) of Regulation S-K. The Board of Directors made this determination based on the respective qualifications and business experience of each of the members, as briefly described above. During fiscal 2014, the Audit Committee held seven meetings. Further information regarding the Audit Committee is set out in the “Report of the Audit Committee” below.

Human Resource and Compensation Committee — The HR&C Committee establishes, recommends, and governs all compensation and benefits policies for executive officers, including individual components of total remuneration, goals, and performance criteria for incentive compensation plans, short- and long-term incentive plan design, and key benefit plans established for employees. The HR&C Committee is responsible for the policy and protocol involved in the granting of all equity compensation and approves directly or through its subcommittee, all equity-based grants made to employees. The HR&C Committee also oversees the administration of employee benefit plans for the Company.

The HR&C Committee is governed by a charter which is available by following the link to “Corporate Governance” on the Company’s website at www.jacobs.com or upon written request, as described above under “Corporate Governance — Availability of Documents.” The members of the HR&C Committee are Ms. Levinson (Chair), Mr. Coyne, and General Eberhart. The Board of Directors has affirmatively determined that all of the members of the HR&C Committee meet the Company’s Independence Guidelines and the independence standards of Section 303A.02 of the NYSE listed company manual. During fiscal 2014, the HR&C Committee held six meetings.

Compensation Committee Interlocks and Insider Participation — During the last completed fiscal year, no member of the HR&C Committee was an officer or employee of the Company, was a former officer of the Company, nor had a relationship with the Company requiring disclosure as a related party transaction under Item 404 of Regulation S-K. None of the Company’s executive officers served on the compensation committee or board of directors of another entity whose executive officer(s) served as a member of the Company’s Board of Directors or on the HR&C Committee.

Nominating and Corporate Governance Committee — The Nominating and Corporate Governance Committee assists the Board of Directors in identifying, screening and recommending qualified candidates to serve as directors of the Company and for considering and making recommendations to the Board concerning the Company’s corporate governance policies, principles, and guidelines, including, but not limited to, the appropriate size, function, and needs of the Board. The qualifications that the Nominating and Corporate Governance Committee and Board of Directors consider in identifying qualified candidates to serve as directors include age, skills, such as financial background and skills, international background, education, professional and academic affiliations, industries served, length of service, positions held, and geographies served. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, it also considers diversity of viewpoints, backgrounds, experience and other demographics in evaluating director candidates. The Chair of the Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates. Once potential candidates are identified, including those candidates nominated by shareholders, the Chair of the Nominating and Corporate Governance Committee, the non-executive Chairman of the Board, and the CEO review the backgrounds of those candidates with the Nominating and Corporate Governance Committee. Final candidates are then chosen and then interviewed by non-management directors and executive management of the Company. Based on the interviews, the Nominating and Corporate Governance Committee then makes its recommendation to the Board of Directors. If the Board of Directors approves the recommendation, the candidate is nominated for election. With regard to procedures for shareholder nominations of directors for election, please see the requirements described below under “Shareholders’ Proposals.”

The Nominating and Corporate Governance Committee is governed by a charter which is available by following the link to “Corporate Governance” on the Company’s website at www.jacobs.com or upon written request, as described above under “Corporate Governance — Availability of Documents.” The members of the Nominating and Corporate Governance Committee are Mr. Fritzky (Chair), Mr. Davidson, and Mr. Suárez. The Board of Directors has affirmatively determined that all of the members of the Nominating and Corporate Governance Committee meet the Company’s Independence Guidelines and the independence standards of Section 303A.02 of the NYSE listed company manual. During fiscal 2014, the Nominating and Corporate Governance Committee held six meetings.

Annual Performance Evaluations

The Nominating and Corporate Governance Committee conducts periodic individual director performance reviews, in particular where a director is standing for re-election. In addition, the Chairs of each of the committees coordinate regular self-evaluations of their respective committees.

Contacting the Board of Directors

Generally — All communications required by law or regulation to be relayed to the Board of Directors are relayed immediately after receipt. Any communications received by management from shareholders which have not also been sent directly to the Board of Directors will be processed as follows: (1) if the shareholder specifically requests that the communication be sent to the Board, the communication will then be promptly relayed to the Board of Directors; and (2) if the shareholder does not request that the communication be sent to the Board of Directors, then management will promptly relay to the Board all communications that the management of the Company, using its best business judgment, determines should be relayed to the Board.

Contacting the Full Board of Directors — Any shareholder, employee or interested party who desires to communicate with the Board of Directors may do so by writing to The Board of Directors, c/o Corporate Secretary, Jacobs Engineering Group Inc., 155 North Lake Avenue, Pasadena, California, 91101, in an envelope marked confidential.

Contacting Non-Management Directors — Any shareholder, employee or interested party who desires to communicate with the Company’s non-management directors may do so as follows:

•	Confidentially or anonymously through the Company’s Integrity Hotline, 1 (877) 522-6272;

•	By writing to Lead Independent Director, c/o Corporate Secretary, Jacobs Engineering Group Inc., 155 North Lake Avenue, Pasadena, California, 91101, in an envelope marked confidential; or

•	By sending an email to LeadIndependent.Director@Jacobs.com.

Contacting the Audit Committee — Any shareholder, employee or interested party may submit at any time a good faith complaint regarding any questionable accounting, internal accounting controls, or auditing matters concerning the Company without fear of dismissal or retaliation of any kind. Employees are encouraged to report their concerns and complaints to the Company’s senior management, to the Vice President, Internal Audit, or to the Audit Committee of the Board of Directors. Confidential, anonymous reports may be made as follows:

•	Through the Company’s Integrity Hotline, 1 (877) 522-6272;

•	By writing to the Chair of the Audit Committee, c/o Corporate Secretary, Jacobs Engineering Group Inc., 155 North Lake Avenue, Pasadena, California, 91101, in an envelope marked confidential; or

•	By sending an email to Audit.Committee@Jacobs.com.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee hereby reports as follows:

1.	Management has primary responsibility for the accuracy and fairness of the Company’s consolidated financial statements as well as the processes employed to prepare the financial statements, and the system of internal control over financial reporting.

2.	The Audit Committee represents the Board of Directors in discharging its responsibilities relating to the Company’s accounting, financial reporting, financial practices, and system of internal controls. As part of its oversight role, the Audit Committee has reviewed and discussed with Company’s management the Company’s audited consolidated financial statements included in its 2014 Annual Report on Form 10-K.

3.	The Audit Committee has discussed with the Company’s internal auditors and the Company’s independent registered public accounting firm, Ernst & Young, the overall scope of and plans for their respective audits. The Audit Committee has met with the internal auditors and Ernst & Young, separately and together, with and without management present, to discuss the Company’s financial reporting processes and system of internal control over financial reporting in addition to those matters required to be discussed with the independent auditors under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

4.	The Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young their independence.

5.	The Audit Committee has adopted pre-approval policies and procedures for certain audit and non-audit services which Ernst & Young provides. In developing these policies and procedures, the Audit Committee considered the need to ensure the independence of Ernst & Young while recognizing that in certain situations Ernst & Young may possess both the technical expertise and knowledge of the Company to best advise the Company on issues and matters in addition to accounting and auditing. The policies and procedures adopted by the Audit Committee allow the general pre-approval by the Audit Committee of certain services, such as audit-related services (which include providing accounting and auditing consultation and due diligence services), and tax services (which include general tax compliance, tax research, and planning services), without a specific, case-by-case consideration of each of the services to be performed by Ernst & Young. The policies and procedures require that any other service, including the annual audit services and any other attestation service, be expressly and specifically approved by the Audit Committee prior to such services being performed by Ernst & Young. In addition, any proposed services exceeding the general pre-approved cost levels or budgeted amounts require specific pre-approval by the Audit Committee. The Audit Committee considers whether all pre-approved services are consistent with the SEC’s rules and regulations on auditor independence.

6.	Based on the review and discussions referred to in paragraphs (1) through (5) above, the Audit Committee recommended to the Board of Directors and the Board of Directors has approved the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 26, 2014 for filing with the SEC.

Joseph R. Bronson, Chair

Peter J. Robertson

Christopher M.T. Thompson

AUDIT AND NON-AUDIT FEES

Set forth below are the fees billed to the Company by its independent registered public accounting firm, Ernst & Young, for the fiscal periods indicated, all of which were approved by the Audit Committee pursuant to the approval policies described above.

	2014	2013
Audit fees	$7,394,500	$6,098,700
Audit-related fees	507,000	4,521,500
Tax fees	1,614,000	840,600

Total	$9,515,500	$11,460,800

Audit Fees — Consist of fees for professional services provided in connection with the annual audit of the Company’s consolidated financial statements; the reviews of the Company’s quarterly results of operations and reports on Form 10-Q; the rendering of an opinion pursuant to Section 404 of the Sarbanes-Oxley Act of 2002; and the services that an independent auditor would customarily provide in connection with audits of the Company’s subsidiaries, other regulatory filings, and similar engagements for each fiscal year shown, such as attest services, consents, and reviews of documents filed with the SEC.

Audit-Related Fees — Consist of fees for services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including fees for the performance of audits and attest services not required by statute or regulations; audits of the Company’s employee benefit plans; due diligence activities related to mergers, acquisitions, and investments; contractor’s license compliance procedures; and accounting consultations about the application of generally accepted accounting principles to proposed transactions.

Tax Fees — Consist of fees for tax compliance, tax planning, and tax advice. Corporate tax services encompass a variety of permissible services, including technical tax advice related to U.S. and international tax matters; assistance with foreign income and withholding tax matters; assistance with sales tax, value added tax, and equivalent tax related matters in local jurisdictions; preparation of reports to comply with local tax authority transfer pricing documentation requirements; and assistance with tax audits.

COMPENSATION COMMITTEE REPORT

The HR&C Committee of the Board of Directors reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on such review and discussion, the HR&C Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement. The Board has approved that recommendation.

Linda Fayne Levinson, Chair

John F. Coyne

Ralph E. Eberhart

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

Executive Summary

This CD&A discusses and analyzes the Company’s executive compensation program and the compensation decisions for fiscal 2014 for the named executive officers identified below. The HR&C Committee believes that the fiscal 2014 executive compensation program has been appropriately designed to advance shareholder interests through effective performance-based incentives with multi-year retention features.

In keeping with the HR&C Committee’s compensation philosophy and the Company’s pay-for-performance culture in which incentives are tied to the Company’s short- and long-term performance, the fiscal 2014 compensation of the named executive officers reflected the Company’s financial performance for fiscal 2014. Specifically, the Company’s net earnings for fiscal 2014 were $328.1 million, a 22.3% decrease from the $423.1 million of net earnings for fiscal 2013. This decrease in net earnings was driven largely by $77.4 million in restructuring charges, $22.7 million in costs and expenses relating to the acquisition of Sinclair Knight Merz (“SKM”) and specific operational events at SKM, and $22.3 million in lower margins associated with certain projects in Europe combined with unusual weather effects in the second quarter of fiscal 2014.

Reflecting this financial performance, the short-term incentive compensation of the named executive officers decreased by approximately 82% compared to the awards in fiscal 2013. In addition, the HR&C Committee determined that the salaries of the named executive officers (other than that of Mr. Rizzuto) would not change from fiscal 2013. This financial performance was also reflected in the Company’s one-year total shareholder return (“TSR”) as of September 30, 2014, which was 16% and the 15th percentile compared to the Company’s industry peer group (described below), and the three-year annualized TSR as of that date, which was 15% and the 23rd percentile compared to that peer group.

The Company’s compensation actions relating to fiscal 2014 were consistent with its philosophy of attracting, motivating, and retaining highly qualified executives in the competitive engineering and construction industry. During fiscal 2014, as part of its annual process, the HR&C Committee evaluated forms of incentive awards to support its compensation philosophy and, consistent with fiscal 2012 and 2013, decided to continue to use a mix of short- and long-term incentives tied to Company performance. The short-term incentive plan was modified to provide for annual payouts (see “—Compensation Elements—Short-Term Incentive Compensation” below). The long-term incentive awards continued to be split between options and performance share units (“PSUs”). These PSUs use two different metrics to determine payout: the Company’s TSR compared to that of an industry peer group; and the Company’s net earnings growth. The structure and terms of these awards are described below. The Company also evaluated the composition of the peer group used for analyzing executive compensation and for computing relative TSR for the PSUs, and determined the peer group used in fiscal 2013 remained appropriate for fiscal 2014.

As reflected in the charts below, performance-based equity continues to represent the majority of the CEO and other named executive officers’ total direct compensation (base, short-term incentive (measured by expected bonus opportunity for the fiscal year), and equity-based compensation).

Other significant elements of the Company’s compensation program that continue to reinforce shareholder alignment, support its long-term retention strategy, and reflect what the HR&C Committee considers best practices are the following:

•	The Company does not maintain any of the following for named executive officers:

•	tax reimbursements or gross-ups (other than tax equalization for expatriates or normal relocation expenses),

•	supplemental retirement plans, or

•	executive perquisites such as personal use of airplanes, Company-provided autos and/or auto allowances (except for expatriates), or club dues;

•	The Company has a clawback policy that applies when inaccurate financial statements have affected incentive award payments to executive officers (the policy is described below);

•

The Company’s securities trading guidelines preclude the named executive officers and directors from transactions involving puts or calls, short sales, hedges, and margin purchases or pledges of Company stock;

•

The ratio of the CEO’s total compensation (base pay, short- and long-term incentives) to that of the next highest paid named executive officer is not disproportionate (the ratio was approximately 2.0 to 1 for fiscal 2014); and

•	The HR&C Committee’s independent compensation consultant performs no services for the Company other than those that support the needs of the HR&C Committee.

The key components of the Company’s compensation strategy can be summarized as follows:

Component of Compensation	Primary Purpose

Base Salary	Provides the security of a competitive fixed cash payment for services rendered.

Short-Term Incentives	Motivate superior annual performance by tying payout to achievement against pre-established annual financial goals.

Long-Term Equity Incentives • Performance Share Units • Stock Options (time-based vesting)

Retain and motivate executives to build shareholder value over the life of the grants.

•  The number of Company shares, if any, ultimately delivered depends on the Company’s TSR compared to its industry peer group and on the Company’s net earnings growth.

•  Options have value only if Jacobs’ stock price appreciates.

Other Benefits	Provide basic benefits generally consistent with those offered to all employees.

At each of the 2012, 2013, and 2014 annual meetings, over 94% of shares voted were in favor of the advisory resolution concerning the compensation of the CEO and other named executive officers, as described in the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosure contained in the applicable Proxy Statement for those meetings. The HR&C Committee carefully considered these results and input received from shareholders and decided to continue with the same overall compensation program for fiscal 2014.

Changes to Executive Management

The Company has recently announced changes in its executive management. This includes the decision by Craig L. Martin, President and Chief Executive Officer, on November 20, 2014 to retire as President and Chief Executive Officer for health reasons on December 26, 2014, the last day of the Company’s first fiscal quarter of 2015. In connection with Mr. Martin’s decision, the Company’s Board of Directors appointed Noel G. Watson, the Chairman of the Board and former President and Chief Executive Officer, to serve as Executive Chairman of the Company and, upon Mr. Martin’s retirement, to serve as the Company’s principal executive officer until a new Chief Executive Officer is appointed. On September 26, 2014, John W. Prosser, Jr., Executive Vice President, Finance and Administration, announced his intention to retire as an executive near the end of calendar year 2014, and on November 14, 2014, the Company announced the appointment of Kevin C. Berryman as Executive Vice President and Chief Financial Officer effective January 5, 2015. The Company filed a Current Report on Form 8-K on November 14, 2014, as amended, disclosing the compensation terms reflected in the offer letter agreement entered into with Mr. Berryman in connection with his appointment.

In addition, the operational and management responsibilities of two former Executive Vice Presidents, Operations, Thomas R. Hammond and Gregory J. Landry, both of whom were named executive officers in last year’s proxy statement, were reassigned to other Executive Vice Presidents and, as a result, they were no longer executive officers of the Company at the end of fiscal 2014. As such, Messrs. Mandel and Rizzuto became named executive officers for fiscal 2014. Accordingly, the fiscal 2014 named executive officers are:

•	Craig L. Martin, President and Chief Executive Officer;

•	John W. Prosser, Jr, Executive Vice President, Finance and Administration;

•	George A. Kunberger, Executive Vice President, Global Sales and Marketing;

•	Joseph G. (“Gary”) Mandel, Executive Vice President, Operations; and

•	Santo Rizzuto, Executive Vice President, Operations.

Compensation Philosophy, Objectives, and Process

Philosophy and Objectives — The Company delivers engineering, design, architecture, scientific and system consulting, operations, maintenance, and construction services to customers located throughout the world. The Company employs approximately 66,300 people located in over 25 countries. The Company’s vision is to provide superior customer value through a long-term, relationship-based approach. The Company in turn strives to provide superior returns to its shareholders through growth in earnings per share and by attracting, motivating, and retaining highly qualified employees and developing relationships with its employees to motivate them to deliver value to customers and shareholders. Because of the importance of long-term customer relationships to the Company, retention of key executives is considered particularly important. In this regard, because significant differences in compensation between executives can negatively affect retention, the Company limits the variability of compensation.

The HR&C Committee’s compensation philosophy is to provide a compensation program for executives that:

•	Enables the Company to attract, motivate, and retain highly qualified executives by offering competitive compensation;

•

Rewards executives for superior annual company performance through a short-term cash incentive program that, as further described below, places a substantial component of pay at risk by providing that no bonus is payable until a predetermined financial return is met;

•	Delivers the majority of compensation through long-term, performance-based equity awards;

•	Provides retention and future performance incentives through the use of long-term equity-based incentives;

•	Encourages executives to have an equity stake in the Company; and

•	Aligns the interests of the Company’s executives with shareholders’ interests.

Applying its philosophy, the HR&C Committee has established executive compensation programs that reward superior performance, have consequences for underperformance, and are competitive when compared to competing companies. The HR&C Committee does not set predetermined targets for compensation compared to the industry peer group it uses to assess compensation levels in external markets, but uses the industry peer group data as a reference point. The HR&C Committee believes that a mix of both cash and equity incentives is appropriate, as cash incentives reward executives for near term results, while equity incentives motivate executives to increase shareholder value over the long term. The intent is to provide a strong link between pay and the Company’s performance, while attracting and retaining key executives.

A significant portion of executive compensation is tied directly to the value of the Company’s common stock. In addition, executives are expected to have a meaningful ownership interest in the Company, and the HR&C Committee annually reviews their holdings against pre-established executive ownership guidelines. The HR&C Committee carefully manages equity compensation to provide competitive rewards that are commensurate with long-term results, while limiting dilution to shareholders.

The Compensation Decision Process — The HR&C Committee may, from time to time, directly retain the services of independent consultants and other experts to assist in fulfilling its responsibilities. The HR&C Committee currently engages the services of Frederic W. Cook & Co., Inc (the “Independent Consultant”), a national executive compensation consulting firm, to review and provide recommendations concerning all of the components of the Company’s compensation programs. The Independent Consultant performs services solely on behalf of the HR&C Committee and has no relationship with the Company or management except as it may relate to performing such services. The HR&C Committee has assessed the independence of the Independent Consultant pursuant to the rules of the U.S. Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange and concluded that the Independent Consultant is independent and no conflict of interest exists with respect to the services provided by the Independent Consultant to the HR&C Committee.

The Company’s CEO works with the HR&C Committee to help ensure that the design of executive compensation is conservative, competitive, ethical, and aligned with the Company’s values. He also regularly reviews the compensation of the most highly compensated employees across the Company, excluding himself, to help ensure consistency of compensation, and provides information and makes recommendations regarding these other executives. Compensation decisions for the named executive officers for fiscal 2014 were made by the HR&C Committee after consultation with the CEO. Decisions with respect to CEO pay were approved by the full Board, upon recommendation from the HR&C Committee.

Assessing Compensation Competitiveness — The HR&C Committee, with the help of the Independent Consultant, annually compares each element of compensation to that of an industry peer group. For fiscal 2014, as part of its annual review, the HR&C Committee determined the criteria for consideration for inclusion in the peer group should continue to include (1) construction and engineering firms that are direct competitors with the Company for business and executive management talent or (2) companies that provide consulting or technical services to government and large commercial clients. In addition, to be included, a company would need to be generally within one-third to three times the size of the Company in terms of revenue and market capitalization at the time of their original selection.

Similar to prior years, in order to assess compensation competitiveness compared to the peer group, the Independent Consultant utilized comparative data disclosed in publicly available proxy statements, other documents filed with the SEC, and data from a comprehensive database of pay information developed by Towers Watson regarding the industry specific and general industry group in which the Company competes for talent.

The following chart shows the current industry peer group, including relevant size and performance data to illustrate the Company’s relative position. The Company is at the 71st percentile measured by revenue, the 50th percentile measured by net income, the 93rd percentile measured by number of employees, and the 57th percentile measured by market capitalization.

Most Recently Available Four Quarters ($M)						Market Capitalization as of 9/30/14 ($M)
Revenues		Net Income		Employees
Northrop Grumman	$24,028	Raytheon	$2,193	Computer Sciences	79,000	Raytheon	$31,575
Raytheon	$22,553	Northrop Grumman	$2,041	Jacobs	66,300	Northrop Grumman	$27,555
Fluor	$22,368	L-3 Communications	$630	Northrop Grumman	65,300	Fluor	$10,526
Computer Sciences	$12,874	Computer Sciences	$612	Raytheon	63,000	L-3 Communications	$10,277
Jacobs	$12,695	Chicago Bridge & Iron	$590	Chicago Bridge & Iron	55,900	Computer Sciences	$8,892
Chicago Bridge & Iron	$12,604	Fluor	$463	URS	53,000	Quanta Services	$7,861
L-3 Communications	$12,165	Quanta Services	$397	L-3 Communications	48,000	Jacobs	$6,496
URS	$10,488	Jacobs	$328	AECOM Tech	45,500	Chicago Bridge & Iron	$6,259
AECOM Tech	$8,357	AECOM Tech	$230	Fluor	38,129	URS	$3,982
Quanta Services	$7,616	URS	$223	EMCOR	27,000	AECOM Tech	$3,360
KBR	$6,604	EMCOR	$172	KBR	27,000	Foster Wheeler	$3,164
EMCOR	$6,373	Foster Wheeler	$91	CH2M Hill	26,000	KBR	$2,735
CH2M Hill	$5,599	CH2M Hill	$89	Leidos	22,000	EMCOR	$2,679
Leidos	$5,331	KBR	$(148)	Quanta Services	20,900	Leidos	$2,542
Foster Wheeler	$3,296	Leidos	$(360)	Foster Wheeler	13,311	CH2M Hill	$2,118

75th Percentile	$12,806		$606		55,175		$9,931
Median	$9,422		$313		41,815		$5,120
25th Percentile	$6,431		$111		26,250		$2,842
Jacobs Percentile*	71%		50%		93%		57%

Source: Standard & Poor’s Compustat

*	Jacobs’ percentile ranking includes the Company as part of the industry peer group.

Compensation Elements

During fiscal 2014, the HR&C Committee utilized findings by the Independent Consultant to determine that the Company’s executive compensation program continued to be both reasonable in relation to competitive pay levels and appropriate in supporting business objectives and a positive performance-based culture.

As part of the review process supporting determination of fiscal 2014 compensation, the HR&C Committee reviewed data with respect to the position of the Company’s fiscal 2014 compensation program for its named executive officers against the industry peer group and survey data described above. In addition, in order to evaluate the value of compensation and benefits received by the named executive officers, the HR&C Committee’s evaluation took into account the aggregate equity holdings of each named executive officer. This review indicated that the CEO’s and the other NEO’s total direct compensation was within the ranges offered by industry peers and was commensurate with the Company’s relative scope and complexity versus the peer group.

Base Salary — In setting executive officer base salaries for fiscal 2014, the HR&C Committee considered the CEO’s recommendations as to each executive officer except himself. The HR&C Committee utilized information provided by its Independent Consultant to determine the competitiveness of base salaries compared to the industry peer group and general survey data. The salaries of the four named executive officers other than the CEO are relatively consistent, reflecting the HR&C Committee’s conclusion that the named executive officers had relatively comparable responsibilities and skills and contributed equally to the success of the Company.

An additional factor considered by the HR&C Committee in determining base pay levels for the named executive officers is the fact that the Company continues to provide fewer ancillary benefits and other perquisites as compared to the Company’s industry peer group. This stems from the HR&C Committee’s belief that focusing on the three core elements of compensation (base salary and short- and long-term incentive compensation) results in a more transparent and easier-to-administer pay system, and is more consistent with the Company’s culture. For example, the Company’s currently available retirement program in the U.S. consists solely of a tax-qualified 401(k) plan, with matching contributions, and a non-qualified salary deferral plan that provides non-enhanced market returns. More than half of the industry peer group provides additional retirement programs. Similarly, while most of the industry peer group provides some form of auto benefits, aircraft benefits, and/or club dues benefits, the Company provides none (except for an auto allowance as part of an expatriate expense allowance). The value of these additional benefits provided by industry peer group companies is significant. Excluding relocation and expatriate expenses for international assignments, the average total annual reported cost by industry peer group companies for these benefits* is approximately $404,000 and the median is approximately $151,000, in each case per named executive officer. The Company’s average and median levels are $15,477 and $7,950, respectively, per named executive officer. Consistent with this approach, base pay levels for named executive officers have generally been higher than median.

* Values are from the Summary Compensation Tables in recent proxy filings under the columns for “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” and “All Other Compensation”.

Reflecting the Company’s performance during fiscal 2014, the base salaries of the named executive officers other than Mr. Rizzuto did not change from fiscal 2013. As shown in the table below, Mr. Rizzuto received a seven percent increase in his base salary in connection with his election as an Executive Vice President following the Company’s acquisition of Sinclair Knight Merz, a professional services firm provider of which he was Chief Executive Officer.

Officer	2013	2014	Percent Change
Craig L. Martin	$1,250,000	$1,250,000	0%
George A. Kunberger	$740,000	$740,000	0%
John W. Prosser, Jr.	$725,000	$725,000	0%
Joseph G. Mandel	$700,000	$700,000	0%
Santo Rizzuto	$626,300	$670,000	7%

Short-Term Incentive Compensation — The named executive officers, all the other executive officers, and selected other officers and managers of the Company participate in the Incentive Bonus Plan (the “Bonus Plan”), which currently covers over 550 employees. There are several key differences between the Bonus Plan and typical bonus plans for senior executives at other companies:

•	No bonuses are payable unless the Company generates a minimum return on equity; the size of the bonus pool increases as the return in excess of the minimum increases;

•

Because an acceptable return on equity is a precondition to any bonus award, the “target bonus” percentage for a senior executive is not set at a percentage of base salary based on general market data. Instead, the potential bonus is derived from forecasted earnings for the year and the Bonus Plan participants receive a portion of those earnings above the minimum return; and

•

The bonus pool payout mechanism reinforces the Company’s focus on growing the Company as a whole by minimizing bonus distinctions among persons at similar levels of responsibility. Generally senior management, other than the CEO, have the same bonus sharing percentage (as a percentage of base pay) and participants below the senior level receive bonuses that are generally 80%, 60%, 40% or 20% of the senior management bonus percentage (other than that of the CEO).

During fiscal 2014, the HR&C Committee approved an amendment to the Bonus Plan. Prior to this amendment, the Bonus Plan provided for the payment of bonuses in three annual installments. The amendment modified the Bonus Plan to provide for the payment of bonuses in a single payment after the end of the applicable fiscal year, a practice consistent with that of the Company’s peer group. This amendment is effective for fiscal 2014 and future fiscal year’s bonuses. In addition to more closely aligning the payout of incentives to the performance year that has generated the incentive payment, this change was considered advantageous from the perspective of recruiting talent since almost all of the other companies with which we compete provide for the payment of the full bonus shortly after the end of the performance year.

The Bonus Plan is funded through a bonus pool that is based on the degree to which the Company’s consolidated pre-tax, pre-bonus earnings (“Earnings”) exceed a threshold earning amount. Specifically, within 90 days after the beginning of the fiscal year, the HR&C Committee approves a specific percentage called the “Hurdle Rate.” This Hurdle Rate is then multiplied by the Company’s consolidated shareholders’ equity in its mid-year financial statements, resulting in an Earnings floor (“Floor”). No amount is accrued into the bonus pool unless and until Earnings exceed the Floor. When Earnings exceed the Floor, a portion of the excess is set aside to fund the bonus pool pursuant to an accrual rate approved by the HR&C Committee. As seen below, the accrual rate has been 15% to 20% for the last five years.

In addition to the first accrual rate, the HR&C Committee also establishes a secondary, higher accrual rate that applies to Earnings that exceed the Floor by a specified amount. Generally, the higher accrual percentage is triggered when Earnings are twice the Floor.

As may be seen from this description, a critical component of the Bonus Plan is the yearly determination of the Hurdle Rate, which establishes the Floor—the amount of Earnings the Company must earn before any bonus is payable. As in prior years, the HR&C Committee’s determination for fiscal 2014 of the Hurdle Rate focused on what it considered a reasonable base pre-tax, pre-bonus return on equity, taking into account economic and market conditions and the fact that the Bonus Plan is the funding vehicle for bonuses for the Company. These factors have led the HR&C Committee to historically choose Hurdle Rates that avoid extremely high payouts, even in exceptionally good years, and to provide for some payouts in years that are expected to be challenging, provided the Hurdle Rate return is met.

The table below shows the Hurdle Rates and accrual rates set for the past five years.

	2010	2011	2012	2013	2014
Return on equity (Hurdle Rate) before any Bonus Plan funding	10.0%	12.0%	10.0%	10.0%	10.0%

Sharing ratio with respect to Earnings above Floor (Hurdle Rate times stockholders’ equity)	20.0%	15.0%	20.0%	20.0%	20.0%

Higher Hurdle Rate that must be met before higher sharing ratio applies	20.0%	16.8%	20.0%	20.0%	20.0%

Sharing ratio with respect to Earnings in excess of Floor using higher Hurdle Rate (higher Hurdle Rate times shareholders equity)	25.0%	33.0%	30.0%	30.0%	30.0%

At the end of the fiscal year and after the bonus pool has been determined, a portion of the bonus pool is set-aside to fund bonus payments to non-Bonus Plan participants. In fiscal 2014, as has been done for the past five years, 25% of the bonus pool was used to fund discretionary awards to non-Bonus Plan participants. Management also decided to supplement the discretionary awards for key non-Bonus Plan participants by $2 million. Individuals who receive “discretionary” bonuses from these funds are employees who have been recommended by senior management for recognition of exemplary performance during the fiscal year.

Finally, the portion of the bonus pool remaining after the allocation to other employees is distributed among the Bonus Plan participants using the weighting formula described in the next paragraph. The Bonus Plan provides that, as to each participant, amounts in excess of 50% of the bonus amount produced by this formula can be allocated on a discretionary basis; however, other than as noted below for fiscal 2010, for over a decade the pool has been allocated entirely by this weighting formula.

The weighting mechanism takes each participant’s salary for the year and multiplies it by a factor ranging from 0.5 to 6.0. A participant’s share of the bonus pool is then equal to the percentage that his or her weighted salary bears to the total weighted salaries of all participants. So, for example, a participant whose salary is weighted by a factor of four will receive a bonus percentage that is four times more than the percentage of a participant with a weighting factor of one. The salary of the CEO received a weighting factor of six and the other named executive officers all receive a weighting factor of five.

The projected and actual Bonus Plan awards to the named executive officers for fiscal 2014 were as follows:

	2014 Projected Award*	2014 Actual Award
Named Executive Officer
Craig L. Martin	$1,562,500	$253,380
George A. Kunberger	$769,600	$125,004
John W. Prosser, Jr.	$754,000	$122,466
Joseph G. Mandel	$728,000	$118,244
Santo Rizzuto	$696,800	$109,968

*	Based on internal plan at the start of the year.

The following chart lists the bonus pool sharing and award levels for the CEO and named executive officers over the past five years:

	2010	2011	2012	2013	2014
Actual pre-tax pre-bonus return on average equity	15.9%	17.8%	18.0%	17.8%	12.3%
Pool in millions	$43.1 *	$43.1	$56.4	$62.3	$13.6
Actual incentive—percent of base pay—CEO	57.8%	53.2%	115.5%	116.6%	20.3%
Actual incentive—percent of base pay—other NEOs	57.8%	53.2%	96.2%	97.2%	16.9%

*	As described in the 2010 CD&A, the bonus computation for the CEO and the other named executive officers fully took into account a pre-tax charge to earnings relating to an unfavorable court judgment with respect to a contract entered into by one of the Company’s subsidiaries prior to its acquisition by the Company. A portion of that charge was excluded for other participants.

As in fiscal 2013, the payment of bonuses in fiscal 2014 to the named executive officers was conditioned upon the Company’s achieving a performance goal of $100 million of net earnings in order to be fully deductible as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Once this goal is met, the named executive officers become entitled to receive a bonus payment equal to twice their base salary, subject to the complete discretion of the HR&C Committee to reduce the bonus payment to a lesser amount. This performance goal was met during fiscal 2014 and the HR&C Committee exercised its discretion to compute the actual bonus payout to the named executive officers in accordance with the methodology described above.

Long-Term Equity Incentive Compensation — The HR&C Committee believes that long-term equity incentives should comprise the majority of compensation for the Company’s senior management. In deciding upon the design and magnitude of long-term incentives, the HR&C Committee is guided by several factors: (1) alignment with shareholder value; (2) ease of understanding by participants; and (3) retentiveness. In applying these criteria, the HR&C Committee takes into account market data, information and recommendations from its Independent Consultant, and information provided by management, including recommendations by the CEO with respect to the magnitude of equity incentives for executive officers other than himself. Other than off-cycle awards for new hires, promotions or retention grants, the HR&C Committee historically has awarded equity incentives in May or June. This year, equity incentives were awarded at a regular meeting of the HR&C Committee held on May 22, 2014.

2014 Equity Awards — Similar to prior years, after considering what the HR&C Committee believes to be best practices, competitive market data, results of the say-on-pay votes, and discussions with shareholders, the HR&C Committee decided that approximately 40% of the value of the long-term incentives would continue to be delivered in the form of time-vested stock options and the remaining approximately 60% would be delivered in the form of PSUs.

The PSUs are performance-based restricted stock units that are earned over a three-year performance period if the specified performance metrics are met. The HR&C Committee chose to use two different performance metrics, which are equally weighted and correlate executive performance with increases in shareholder value. The vesting of one-half of the PSUs is based on the Company’s TSR compared to that of its industry peer group (described below) over a three-year period (the “TSR Based Award”). The vesting of the other one-half of the PSUs is based on the Company’s net earnings growth over a three-year period (starting on the first day of the Company’s third quarter of fiscal 2014 and ending on the last day of the Company’s second quarter of fiscal 2017), the “Net Earnings Based Award”.

For the TSR Based Award, the number of restricted stock units to be issued on the maturity date of May 22, 2017 (the “Maturity Date”) is equal to the target number of restricted stock units multiplied by a TSR Performance Multiplier. TSR is a measure of a Company’s share price appreciation, taking into account reinvestment of any dividends paid during the performance period. The TSR Performance Multiplier is calculated based upon the Company’s TSR over the three-year period immediately following the award date of May 22, 2014 (the “TSR Performance Period”) when ranked against the TSR of the companies in the industry peer group over the same period based on the following chart:

Company TSR Rank	TSR Performance Multiplier
Below 30th percentile	0%
30th percentile	50%
50th percentile	100%
70th percentile or above	150%

For example, if the target number of shares of restricted stock to be issued as a TSR Based Award is 50,000 and the Company’s TSR ranked at the 50th percentile compared to the industry peer group over the TSR Performance Period, then 50,000 restricted stock units would vest on the Maturity Date.

The TSR Performance Multiplier will be determined by linear interpolation for percentile rankings other than those listed in the chart.

The industry peer group used for purposes of the TSR Based Awards consists of the Company’s peer companies as described earlier (other than CH2M Hill as it does not have publicly traded equity securities).

For the Net Earnings Based Award, the number of restricted stock units that vest on the Maturity Date is based on the Company’s net earnings growth over three fiscal periods, consisting of (1) the period from the third quarter of fiscal 2014 through the second quarter of fiscal 2015, (2) the period from the third quarter of fiscal 2014 through the second quarter of fiscal 2016, and (3) the period from the third quarter of fiscal 2014 through the second quarter of fiscal 2017. For the first fiscal period, one-third of the target number of restricted stock units is multiplied by a Net Earnings Growth Performance Multiplier for that period. For the second fiscal period, two-thirds of the target number of restricted stock units is multiplied by a Net Earnings Growth Performance Multiplier for that period, and the number of additional shares to be awarded (if any) is determined by subtracting any shares earned in the first fiscal period. For the third fiscal period, the target number of restricted stock units is multiplied by a Net Earnings Growth Performance Multiplier for that period and the number of additional shares to be awarded (if any) is determined by subtracting any shares earned in the previous two fiscal periods. The Net Earnings Growth Multiplier is determined by reference to the following table based upon the average growth in the Company’s net earnings over the relevant fiscal periods:

Average Net Earnings Growth	Net Earnings Growth Performance Multiplier
Less than 5%	0%
5%	50%
10%	100%
15%	150%
20% or greater	200%

For example, if the target number shares of restricted stock to be issued as a Net Earnings Based Award is 50,000 and the Company’s average Net Earnings growth over each of the three fiscal periods is 15%, then 75,000 restricted stock units would vest on the Maturity Date. This amount is calculated by adding the result for the first fiscal period (50,000 x 1/3 x 150% = 25,000), the result for the second fiscal period (50,000 x 2/3 x 150% - 25,000 = 25,000), and the result for the third fiscal period (50,000 x 150% - 25,000 - 25,000 = 25,000).

The Net Earnings Growth Performance Multiplier will be determined by linear interpolation for growth rates other than those listed in the chart.

“Net earnings” for any fiscal period means the net earnings attributable to the Company as reported in its consolidated financial statements for such period determined in accordance with accounting principles generally accepted in the United States as adjusted, in the HR&C Committee’s sole discretion, to eliminate the effects of charges for restructurings, discontinued operations, unusual, nonrecurring or extraordinary items and all items of gain, loss or expense determined to be unusual, nonrecurring or extraordinary in nature and not indicative of the Company’s normal operations or related to the disposal of a segment of a business or related to a change in accounting principle. However, if the named executive officer is, at the relevant time, a “covered employee” (as defined under Section 162(m)), such adjustments shall be made by the HR&C Committee but only to the extent consistent with Section 162(m).

To determine the dollar value of awards to be granted the named executive officers and consistent with its prior process for determining the magnitude of awards, the HR&C Committee examined data with respect to grant values at the 25th, 50th, and, 75th percentiles among industry peer group companies. It also considered the size of the awards previously granted to the named executive officers, which reflected the HR&C Committee’s previous evaluation of the magnitude of awards considered necessary in order to align with competitive levels. The determination of award levels in fiscal 2014 also took into account the HR&C Committee’s review of the CEO’s performance and that of the other named executive officers (and the CEO’s recommendations with respect to the other named executive officers), as well as the Company’s overall performance in what continues to be challenging economic circumstances. Taking all these factors into account, the HR&C Committee determined that the following grants should be awarded.

2014
CEO Stock Options	95,000
CEO Performance Share Units*	51,400
Other NEO Stock Options	24,000
Other NEO Performance Share Units*	16,000

*	Represents the target payout shares as described in “Executive Compensation—2014 Grants of Plan Based Awards” below.

During fiscal 2014, the HR&C Committee approved a change in the vesting terms of PSUs granted in fiscal 2014 and future periods to permit prorated vesting at an executive’s retirement. PSUs generally vest at the completion of a three-year performance period and, for PSUs granted prior to fiscal 2014, unvested PSUs were forfeited upon an executive’s retirement. With the change in vesting terms, the PSUs granted in fiscal 2014 and future periods will vest on a prorated basis based on actual performance, with such proration based on the ratio of (i) the number of days of an executive’s employment during the performance period prior to retirement to (ii) the total number of days in the applicable performance period. The amount of the payout will be calculated at the end of the performance period based on actual performance and subject to the proration described above. This change was made to align our equity award practices with that of other companies to assist in the recruitment and retention of executives.

Mr. Rizzuto received an additional equity award when he was appointed Executive Vice President in January 2014. Specifically, Mr. Rizzuto was awarded 7,800 TSR Based Awards and 7,800 Net Earnings Based Awards, effective January 23, 2014, aligned with the fiscal 2013 to fiscal 2016 performance period.

Grant Process — As in previous years, the exercise price of stock option grants was set at 100% of the closing market price of a share of the Company’s common stock on the date the HR&C Committee met and determined the grants. New hire awards and relocation and retention grants made to executive officers at other times are determined at the closest pre-established meeting date of the HR&C Committee. Additionally, the HR&C Committee has delegated certain limited authority to the CEO to make equity grants in accordance with the rules established by the HR&C Committee for non-executive officers throughout the year. As soon as administratively practicable after a new hire, promotion, or retention warrants an equity grant, the CEO reviews and approves the award. All awards are granted on the date the CEO takes action and, if in the form of stock options, awards are priced based upon the closing market price of a share of common stock on that date. The HR&C Committee periodically receives reports of the CEO’s actions. In fiscal 2014, no awards were made on a date other than when the HR&C Committee met or on the date the CEO approved an award.

Summary of Compensation Decisions — The following table summarizes the results of the HR&C Committee’s compensation actions for fiscal 2014. The HR&C Committee believes that its actions are appropriate, taking into account its uniformly favorable evaluation of the performance of the named executive officers, the desire to retain executive talent, and the external competitive compensation data. The values shown below for equity awards (which are calculated accounting values) will only represent realized value in the event the Company meets its success metrics.

	2014 Total Compensation	2014 Total Compensation	2014 Total Compensation
	% Change from 2013(1)	vs Median(1)	vs 75th Percentile
CEO	(38)%	(34)%	(61)%
Other NEOs	(39)%	(16)%	(32)%

(1)	Total compensation is based on values as reported in the Summary Compensation Table (salary, actual bonus, grant date value of long-term incentives, Pension/Deferred Compensation, and All Other Compensation values). It excludes relocation/expatriate allowances.

Several factors account for the relative positions shown in the table. Because our financial results for fiscal 2014 were below plan, short-term incentive bonuses were less than 20% of each NEO’s bonus target and the base salaries of the named executive officers other than Mr. Rizzuto (who received a seven percent increase in connection with his elected as an Executive Vice President) did not change from fiscal 2013. In addition, the equity awards granted to our NEOs were reduced from the levels in fiscal 2013 to be better aligned with the median of our peers in 2014.

Other Benefits and Policies

Benefits Programs — With the exception of its executive deferral plans, which are generally available to most of the Company’s senior management, and certain expatriate arrangements, the Company provides executives with the same benefit plans offered to staff employees. During fiscal 2014, the CEO and other named executive officers were eligible for the Company’s 401(k) plan. The plan provides maximum contributions within legal guidelines and a match equal to 50% of the first 6% of eligible pay (currently $260,000). This is the same plan the Company offers to all full-time employees in the United States. Neither the CEO nor the other named executive officers participated in any defined benefit retirement or supplemental retirement benefit plan.

The Company has qualified employee stock purchase plans in which all employees meeting certain minimum eligibility requirements in certain countries are eligible for participation. The Company adopted a safe-harbor plan design in 2006 that provides for a 5% discount from the closing price of a share of common stock at the end of each purchase period. The safe-harbor plan results in no accounting cost to the Company. Several executive officers participate in the employee stock purchase plans. The employee stock purchase plans offered by the Company are open to most employees in North America, South America, Asia and Europe.

Employees, including named executive officers, meeting certain compensation minimums may elect to participate in the Company’s Executive Deferral Plans (“EDPs”) whereby a portion of salary and bonus is deferred and paid to the employee at some future date. The EDPs are nonqualified deferred compensation programs that provide benefits payable to directors, officers, and certain key employees or their designated beneficiaries at specified future dates, upon retirement, or death. Participant contributions are credited with earnings and losses based upon the actual experience of the investments selected by Participants, except in the case of certain EDPs that no longer accept participant deferrals. See “Executive Compensation-Nonqualified Deferred Compensation” below for further description of the EDPs.

Perquisites — The CEO and other named executive officers are eligible to participate in the same benefits as those offered to staff employees and, except for requirements unique to expatriate assignments and relocation benefits, generally have no special executive perquisites. The terms and conditions of each expatriate assignment are determined utilizing data provided by outside consultants. The assignment package is designed to cover the cost of relocation, housing, and the differential in the cost of goods and services in the host country. The Company also provides tax equalization and compensation for hardship conditions.

During fiscal 2014, Mr. Rizzuto relocated to the United States. The components of the relocation arrangement for Mr. Rizzuto, which was approved by the HR&C Committee, were within the standard guidelines and practices applied to a typical employee relocating internationally. The relocation costs for fiscal 2014 were $78,759. The balance of his relocation costs will be reported in fiscal 2015. The overall relocation cost covers immigration, household goods shipment, interim housing, interim auto rental, a resettlement allowance, home purchase assistance, one-year tax preparation services, and tax gross-ups with respect to these items.

Payments at Termination or Change in Control — The Company is party to an employment agreement with Mr. Mandel, which was entered into in connection with the completion of a transaction pursuant to which the Company acquired Mr. Mandel’s former employer and pursuant to which he may become entitled to a severance payment equal to 12 months of base salary and the continuation costs of 12 months of COBRA premiums upon a termination by the Company without Cause (as defined in Mr. Mandel’s employment agreement), conditioned upon his execution and non-revocation of a general release in favor of the Company. In addition, the Company has entered into an offer letter with the Company’s new Chief Financial Officer, who will be a named executive officer for fiscal 2015, which provides for a severance benefit equal to 12 months of base salary and the right to retain a sign-on bonus paid in connection with commencement of employment upon a termination by the Company without Cause (as defined in the offer letter) occurring during the first year of employment. The right of the new Chief Financial Officer to receive any such severance will cease after completion of the first year of employment.

The only other benefits that named executive officers may be entitled to upon termination are a potential payout under the Bonus Plan upon retirement, which is at the HR&C Committee’s discretion, and prorated vesting at retirement of PSU awards granted during fiscal 2014 or in later periods. The terms of the Company’s stock options and PSUs provide for accelerated vesting in the event of death or Disability (as defined in the Company’s 1999 Stock Incentive Plan, as amended and restated to date (the “Stock Incentive Plan”)). The final determination of the payout, if any, with respect to the PSUs is generally determined at the end of the three-year performance period based on actual performance as described in more detail herein.

In addition to these provisions, the terms of stock options and PSUs provide for potential double trigger equity acceleration upon certain terminations following a Change in Control (as defined in the Stock Incentive Plan). The Company provides for this type of equity acceleration as a means of focusing executive officers on shareholder interests when considering strategic alternatives. These provisions only apply in the event a Change in Control is consummated and then only if the employee incurs a Qualifying Termination (as defined in the Stock Incentive Plan), generally a termination by the employee for good reason or by the Company other than for cause within two years of the Change in Control.

Further explanation of these provisions may be found in the text accompanying “Executive Compensation—Compensation Under Various Termination Scenarios” below.

Stock Ownership Guidelines

The Company has established stock ownership guidelines for its executive officers. The HR&C Committee reviews each executive’s holdings with respect to these ownership guidelines each year. As of the end of fiscal 2014, the CEO’s stock ownership significantly exceeded the six times-base-salary multiple and the other named executive officers either exceeded their guideline of a three times-base-salary multiple or are within the five-year period from their hire or promotion date at the end of which they are expected to meet the guidelines.

Company Policy on Hedging or Pledge of Stock

The Company’s trading policies contain stringent restrictions on transactions in Company stock by executive officers and directors. All trades by executive officers and directors must be pre-cleared. The executive officers and directors are prohibited from any trading in puts or calls, from engaging in short sales of Company stock, and from hedging or pledging Company stock or using it as loan collateral or as part of a margin account.

Clawback Policy

The HR&C Committee has approved a clawback policy with respect to incentive awards to executive officers. The Company is authorized to recover a portion of incentive awards paid within three years of a financial statement that is inaccurate due to material noncompliance with any financial reporting requirement under the securities laws. Recovery applies to the extent a lesser amount would have been paid under the restated financial statement.

Tax Considerations

Section 162(m) of the Code limits deductions for certain executive compensation in excess of $1,000,000 in any fiscal year, excluding from this limit compensation that qualifies as “performance-based compensation” under Section 162(m). The Company attempts to structure its compensation arrangements to permit deductibility under Section 162(m), unless the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives. Since corporate objectives may not always be consistent with the requirements for full deductibility, the HR&C Committee is prepared, if it deems appropriate, to enter into compensation arrangements under which payments may not be deductible under Section 162(m). Thus, deductibility is not the sole factor used by the HR&C Committee in ascertaining appropriate levels or modes of compensation. Section 162(m) provides that performance-based compensation that meets the requirements of Section 162(m) is not subject to the deductibility limits described in this paragraph.

Compensation Risk Assessment

As part of its oversight, the HR&C Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. The HR&C Committee also retained the Independent Consultant to conduct a risk assessment of the Company’s compensation policies and practices.

In addition, the Company reviews all of its compensation policies and practices, including the incentives that they create and factors that may affect the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. The Company’s pay philosophy provides an effective balance in cash and equity mix, short- and longer-term performance periods, financial and non-financial performance, and allows for the HR&C Committee’s discretion. Further, policies to mitigate compensation-related risk include ownership guidelines, vesting periods on equity, insider-trading prohibitions, and independent HR&C Committee oversight.

Based on this review, both for our executive officers and all other employees, the Company and the Independent Consultant concluded that the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. The HR&C Committee reviewed and approved this conclusion.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation earned in fiscal 2012, 2013, and 2014 for the Company’s Principal Executive Officer, Principal Financial Officer and three other most highly compensated executive officers (collectively, the “NEOs”).

Name and Principal Position		Fiscal Year	Salary ($) (1)		Stock Awards ($) (2)		Option Awards ($) (3)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($) (4)	All Other Compen- sation ($)		Total ($)
Craig L. Martin		2014	1,266,827		2,667,403	(5)	1,798,255	253,380	4,535	7,950	(6)	5,998,350
President and Chief		2013	1,263,221		4,482,065		2,448,830	1,457,264	5,728	7,500		9,664,608
Executive Officer		2012	1,260,216		3,882,500		1,536,550	1,443,136	3,418	7,500		8,133,320

John W. Prosser, Jr.		2014	724,990		830,320	(5)	454,296	122,466	29,733	7,950	(6)	2,169,755
Executive Vice President		2013	708,650		1,361,640		747,101	688,460	37,550	7,500		3,550,901
Finance and Administration		2012	686,539		1,164,750		553,158	660,144	22,410	7,500		3,094,501

George A. Kunberger		2014	754,603		830,820	(5)	454,296	125,004	—	7,800	(6)	2,172,523
Executive Vice President -		2013	740,775		1,361,640		747,101	706,218	—	7,500		3,563,234
Global Sales and Marketing		2012	735,144		1,164,750		553,158	679,384	—	7,500		3,139,936

Joseph G. Mandel	(7)	2014	699,996		830,820	(5)	454,296	118,244	—	7,950	(6)	2,111,306
Executive Vice President -
Operations

Santo Rizzuto	(7)	2014	529,007	(8)	1,861,402	(5)	454,296	109,968	—	91,776	(9)	3,046,449
Executive Vice President -
Operations

(1)	Consists of base salary earned during the year including any time off with pay and cash-pay-out of accrued time off in excess of the Company’s limit.
(2)	Represents the grant date fair value of stock awards granted under the Stock Incentive Plan in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”). Please refer to Note 2, Significant Accounting Policies, of Notes to Consolidated Financial Statements included in the Company’s 2014 Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts.
(3)	Represents the grant date fair value of options granted (adjusted, however, to exclude the effects of estimated forfeitures) under the Stock Incentive Plan in accordance with FASB ASC Topic 718. Please refer to Note 2, Significant Accounting Policies, of Notes to Consolidated Financial Statements included in the Company’s 2014 Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts.
(4)	Consists of interest credited under the Company’s nonqualified Executive Deferral Plans in excess of 120% of the AFR.
(5)	The value of the PSUs at the grant date assuming the highest level of performance conditions are achieved is $4,684,339 for Mr. Martin, $3,256,723 for Mr. Rizzuto, and $1,458,160 each for Messrs. Prosser, Kunberger, and Mandel.
(6)	Consists solely of Company contributions to the 401(k) Plan.
(7)	Messrs. Mandel and Rizzuto first became named executive officers in fiscal 2014.
(8)	Consists of $507,791 base salary including any time off with pay and $21,216 payment for accrued leave that was paid when Mr. Rizzuto transferred from Australia. Certain of these amounts were paid in Australian dollars and converted into U.S. dollars for presentation in connection with this Proxy Statement at the rate of 0.8971 U.S. dollars to one Australian dollar (the average exchange rate during December 2013 to March 2014).

(9)	Consists of (i) $7,800 in Company contributions to the 401(k) Plan in the U.S., (ii) $3,986 in Company contributions to a superannuation plan in Australia, (iii) $1,231 in Company paid insurance premium, and (iv) $78,759 of relocation costs, which include a tax gross-up of $29,190 pursuant to Mr. Rizzuto’s relocation agreement. Certain of these amounts were paid in Australia dollar and were converted into U.S. dollars at the rate of 0.8971 U.S. dollars to one Australian dollar (the average exchange rate during December 2013 to March 2014).

Amounts listed under the column “Non-Equity Incentive Plan Compensation” represent the annual incentive awards earned in fiscal 2012, 2013, and 2014 as determined by the HR&C Committee at its November 15, 2012, November 20, 2013 and November 20, 2014 meetings, respectively. The amount actually paid for 2014 consists of all of the award earned in fiscal 2014, one third of the award earned in 2013, and one third of the award earned in 2012. The amount actually paid in 2013 consists of one third of the award earned in fiscal 2013, one third of the award earned in 2012, and one third of the award earned in 2011. The amount actually paid in 2012 consists of one third of the award earned in fiscal 2012, one third of the award earned in 2011, and one third of the award earned in 2010.

2014 Grants of Plan Based Awards

The table below summarizes all grants of plan based awards to the NEOs in fiscal 2014:

		Estimated Future Payouts Under Non-equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)					All Other Option Awards: Number of Shares of Stock or Units (#) (3)	Exercise or Base Price of Option Awards ($/Sh) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Craig L. Martin	05/22/14									95,000	53.17	1,798,255
	05/22/14				—	25,700	(5)	51,400	(5)			1,366,469
	05/22/14				—	25,700	(6)	38,550	(6)			1,300,934
			1,562,500
John W. Prosser, Jr.	05/22/14									24,000	53.17	454,296
	05/22/14				—	8,000	(5)	16,000	(5)			425,360
	05/22/14				—	8,000	(6)	12,000	(6)			404,960
			754,000
George A. Kunberger	05/22/14									24,000	53.17	454,296
	05/22/14				—	8,000	(5)	16,000	(5)			425,360
	05/22/14				—	8,000	(6)	12,000	(6)			404,960
			769,600
Joseph G. Mandel	05/22/14									24,000	53.17	454,296
	05/22/14				—	8,000	(5)	16,000	(5)			425,360
	05/22/14				—	8,000	(6)	12,000	(6)			404,960
			728,000
Santo Rizzuto	1/23/2014					7,800		15,600	(5)			503,880
	1/23/2014					7,800		11,700	(6)			527,202
	05/22/14									24,000	53.17	454,296
	05/22/14				—	8,000	(5)	16,000	(5)			425,360
	05/22/14				—	8,000	(6)	12,000	(6)			404,960
			696,800

(1)	This amount represents the 2014 projected award under the Incentive Bonus Plan based on the Company’s internal plan at the start of fiscal 2014. See “Compensation Discussion and Analysis — Compensation Elements — Incentive Compensation” above for a description of the Incentive Bonus Plan and the manner in which bonuses are computed.
(2)	Represents the target and maximum payout shares of awards of PSUs granted under the Stock Incentive Plan.
(3)	Represents options granted under the Stock Incentive Plan. The exercise price is equal to the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Price History on the grant date. The award was based on a grant date fair value of $18.929 per share.

(4)	Represents the grant date fair value of options and PSUs granted (target shares) under the Stock Incentive Plan in accordance with FASB ASC Topic 718. Please refer to Note 2, Significant Accounting Policies, of Notes to Consolidated Financial Statements included in the Company’s 2014 Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts.
(5)	Represents the target and maximum payout shares of the grants of the Net Earnings Based Award that each NEO could earn under the Stock Incentive Plan. The January 23, 2014 award was based on a grant date fair value of $64.60 and the May 22, 2014 award was based on a grant date fair value of $53.17. The number of shares ultimately issued, which could be greater or less than target, will be based on achieving specific performance conditions. Please refer to “Compensation Discussion and Analysis — Compensation Elements — Equity Based Compensation — 2014 Awards” for a discussion of how the number of shares ultimately issued will be determined.
(6)	Represents the target and maximum payout shares of the grants of the TSR Based Award that each NEO could earn under the Stock Incentive Plan. The January 23, 2014 award was based on a grant date fair value of $67.59 and the May 22, 2014 award was based on a grant date fair value of $50.62. Please refer to “Compensation Discussion and Analysis — Compensation Elements — Equity Based Compensation — 2014 Awards” for a discussion of how the number of shares ultimately issued will be determined.

Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table

Employment Agreements — The Company does not have any employment agreements with the name executive officers other than an employment agreement entered into with Mr. Mandel in connection with the completion of a transaction pursuant to which the Company acquired the executive’s former employer. Mr. Mandel’s employment agreement entitles him to a base salary, eligibility to participate in the Bonus Plan and other benefits generally made available to the Company’s employees. In addition, if Mr. Mandel’s employment is terminated by the Company without Cause, the Company will pay Mr. Mandel a severance payment equal to 12 months of base salary and the continuation cost of 12 months of COBRA premiums, subject to his execution and non-revocation of a general release in favor of the Company. See “— Compensation Under Various Termination Scenarios” below.

Outstanding Equity Awards at 2014 Fiscal Year End

The following table provides a summary of equity awards outstanding for the NEOs as of the end of fiscal 2014:

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (1)		Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stocks that Have Not Vested (#) (3)	Market Value of Shares or Units of Stocks that Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#) (5)	Equity Incentive Plan Awards: Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($) (6)
		Exercisable	Unexercisable
		(#)	(#)
Craig L. Martin	5/22/08	125,000	—	92.52	5/22/15
	5/28/09	125,000	—	41.18	5/28/19
	5/27/10	125,000	—	42.43	5/27/20	50,000	2,484,000
	5/26/11	33,750	11,250	44.91	5/26/21
	5/24/12	50,000	50,000	37.03	5/24/22			50,000	2,484,000
	5/24/12							50,000	2,484,000
	5/23/13	29,500	88,500	55.00	5/23/23			39,500	1,962,360
	5/23/13							39,500	1,962,360
	5/22/14	—	95,000	53.17	5/22/24			25,700	1,276,776
	5/22/14							25,700	1,276,776

John W. Prosser, Jr.	5/22/08	50,000	—	92.52	5/22/15
	5/28/09	40,000	—	41.18	5/28/19
	5/27/10	40,000	—	42.43	5/27/20	3,000	149,040
	5/26/11	11,250	3,750	44.91	5/26/21
	5/24/12	18,000	18,000	37.03	5/24/22			15,000	745,200
	5/24/12							15,000	745,200
	5/23/13	9,000	27,000	55.00	5/23/23			12,000	596,160
	5/23/13							12,000	596,160
	5/22/14	—	24,000	53.17	5/22/24			8,000	397,440
	5/22/14							8,000	397,440

George A. Kunberger	5/22/08	40,000	—	92.52	5/22/15
	5/28/09	40,000	—	41.18	5/28/19
	5/27/10	40,000	—	42.43	5/27/20	15,000	745,200
	5/26/11	11,250	3,750	44.91	5/26/21
	5/24/12	18,000	18,000	37.03	5/24/22			15,000	745,200
	5/24/12							15,000	745,200
	5/23/13	9,000	27,000	55.00	5/23/23			12,000	596,160
	5/23/13							12,000	596,160
	5/22/14	—	24,000	53.17	5/22/24			8,000	397,440
	5/22/14							8,000	397,440

Joseph G. Mandel	3/24/11	30,000	10,000	48.56	3/24/21	10,000	496,800
	5/24/12	18,000	18,000	37.03	5/24/22			15,000	745,200
	5/24/12							15,000	745,200
	5/23/13	9,000	27,000	55.00	5/23/23			12,000	596,160
	5/23/13							12,000	596,160
	5/22/14		24,000	53.17	5/22/24			8,000	397,440
	5/22/14							8,000	397,440

Santo Rizzuto	1/23/14							7,800	387,504
	1/23/14							7,800	387,504
	5/22/14	—	24,000	53.17	5/22/24			8,000	397,440
	5/22/14							8,000	397,440

(1)	All stock options vest or have vested at the rate of 25% per year beginning on the first anniversary of the grant date.
(2)	All outstanding stock options were granted under the Stock Incentive Plan and were made with an exercise price equal to the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Price History on the grant date. The awards have a total term of either seven or ten years.

(3)	Represents the number of unvested shares of restricted stock granted under the Stock Incentive Plan. The awards of restricted stock vest at the expiration of five years from the grant date, with the exception of stock grants to Mr. Prosser on May 27, 2010 that vest 20% per year beginning on the first anniversary of the grant date.
(4)	The market value of outstanding awards of restricted stock is computed by using the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Price History at September 26, 2014, which was $49.68.
(5)	Represents the number of unvested target shares of PSUs (TSR Based Awards and Net Earnings Based Awards) granted under the Stock Incentive Plan. The awards of PSUs vest at the expiration of three years from the grant date.
(6)	The market value of outstanding target shares of PSUs (TSR Based Awards and Net Earnings Based Awards) is computed by using the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Price History at September 26, 2014, which was $49.68.

Option Exercises and Stock Vested in Fiscal 2014

The following table provides information on stock options that were exercised and on restricted stock that vested in fiscal 2014:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Craig L Martin	100,000	401,000	67,397	3,689,986
John W. Prosser, Jr.	50,000	327,500	26,282	1,438,250
George A. Kunberger	40,000	244,800	23,282	1,274,690
Joseph G. Mandel	—	—	8,577	469,591

(1)	Value is based on the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Price History on the exercise date, minus the cost of the option (i.e., the exercise price).
(2)	Value is based on the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Price History on the vesting date.

Nonqualified Deferred Compensation

As described above, employees, including named executive officers, meeting certain compensation minimums may elect to participate in the Company’s Executive Deferral Plans (“EDPs”) whereby a portion of salary and bonus is deferred and paid to the employee at some future date. The EDPs are nonqualified deferred compensation programs that provide benefits payable to directors, officers, and certain key employees or their designated beneficiaries at specified future dates, upon retirement, or death. Participant contributions are credited with earnings and losses based upon the actual experience of the investments selected by Participants, except in the case of certain EDPs that no longer accept participant deferrals.

For certain EDPs (the “Moody’s Plans”), which no longer accept additional deferrals, the accounts (represented by bookkeeping entries only) of participants are credited with interest equal to 125% of the “seasoned corporate bond rate” as announced by Moody’s Investors Services and as declared by the Company. For the other EDPs (the “Variable Plans”), accounts are credited (or debited) based on the actual earnings (or losses) of the deemed investments selected by the individual participants. Participation in the EDPs is voluntary. All EDPs operate under a single trust. Although there are certain change-in-control features within the EDPs, no benefit enhancements occur upon a change-in-control. Amounts deferred into the Variable Plans are credited or charged with the performance of investment options selected by the participants. The investment options are notional, and are used for measurement purposes only. The NEOs do not own any units in the actual funds. In general, the investment options consist of a number of mutual and index funds comprising stocks, bonds, and money market accounts.

The following table shows the executive deferral plan account activity during fiscal 2014 for the NEOs:

Name	Deferred Compensation Plan ($)	Executive Contributions During Last Fiscal Year ($) (1)	Aggregate Earnings During Last Fiscal Year ($) (2)	Aggregate Withdrawals / Distributions During Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($) (3)
Craig L. Martin	Moody’s Plans	—	13,770	—	248,167
	Variable Plans	—	48,580		414,411

John W. Prosser, Jr.	Moody’s Plans	—	90,279	—	1,626,981
	Variable Plans	—	316,991	—	2,442,101

George A. Kunberger	Variable Plans	623,515	10,063	—	2,726,234

Joseph G. Mandel	Variable Plans	396,737	122,125	—	1,503,145

(1)	Executive contributions are included in “Salary” and “Non Equity Incentive Plan Compensation” columns for 2014 in the Summary Compensation Table.
(2)	Earnings are included in the Summary Compensation Table to the extent they exceed 120% of the AFR.
(3)	Balances at the end of the fiscal year consist of (i) salary and bonus deferrals made by the executive over time, beginning when the executive first joined the plan, plus (ii) all earnings and losses credited on all deferrals, less (iii) all pre-retirement distributions, if any, taken by the executive since the executive first joined the plan.

COMPENSATION UNDER VARIOUS TERMINATION SCENARIOS

No NEO other than Mr. Mandel has an employment agreement that provides for termination, severance or change-in-control benefits.

Some elements of executive compensation are affected either by an approved retirement, death or Disability or by a Change in Control (as these terms are defined in the Stock Incentive Plan). Pursuant to the Stock Incentive Plan:

(1)	in the case of options, if employment terminates (i) upon, or within two years following a Change in Control in a Qualifying Termination (as defined in the Stock Incentive Plan), or (ii) upon death or Disability, unless otherwise provided in the award agreement, all options are immediately vested;
(2)	in the case of restricted stock and restricted stock units (including PSUs) granted on or after May 26, 2011, if employment terminates upon death or Disability, unless otherwise provided in the award agreement, all restricted stock and restricted stock units (including PSUs) are immediately vested; provided, however, that any awards of restricted stock and/or restricted stock units (including PSUs) that are subject to performance-based vesting criteria shall remain outstanding and continue to vest or become earned based upon the Company’s actual performance through the end of the applicable performance period;
(3)	in the case of restricted stock and restricted stock units (including PSUs), if employment terminates upon, or within two years following a Change in Control in a Qualifying Termination, all restricted stock and restricted stock units (including PSUs) are immediately vested; provided, however, that any awards of restricted stock and/or restricted stock units that are subject to performance-based vesting criteria shall be paid at a level based upon the Company’s actual performance as of the Qualifying Termination, except with respect to the PSUs, where the following performance criteria apply: (a) if a Change in Control occurs prior to the March 31 immediately following the date of grant, the performance multiplier for such PSU grant will be 100%; (b) if a Change in Control occurs upon or after that date, the number of earned Net Earnings Growth PSUs will be determined based upon performance through the March 31 immediately preceding or coinciding with the date of the Change in Control, plus an additional number of shares, not less than zero, equal to (A) the target shares awarded multiplied by the Net Earnings Growth Performance Multiplier determined based upon the average annual growth in the Company’s Net Earnings through the end of the last fiscal quarter completed on or prior to the date of the Change in Control, minus (B) the amount determined based upon performance through the March 31 immediately preceding or coinciding with the date of the Change in Control; and (c) if a Change in Control occurs upon or after the March 31 immediately following the date of grant with respect to an award of TSR Based PSUs, the TSR Performance Multiplier shall be determined based upon the Company’s TSR and the TSR of each of the companies in the peer group through the date of the Change in Control (and, with respect to the Company, taking into account the consideration per share to be paid in the Change in Control transaction). See “Compensation Discussion and Analysis — Compensation Elements — Long-Term Equity Incentive Compensation — 2014 Awards” for a discussion of the computation of the Net Earnings Growth and TSR Multipliers;
(4)	in the case of PSUs granted on or after May 22, 2014, if employment terminates as a result of employee’s retirement, the award shall remain outstanding and continue to become earned based upon the Company’s actual performance through the end of the applicable performance period; provided, however, that only a pro-rated portion (based on the number of days during the performance period that employee was employed by the Company) of the award will become vested, with the remainder of the award forfeited at time of retirement; and
(5)	in the case of options, restricted stock and restricted stock units (including PSUs), if a Change in Control occurs and the awards are not assumed and continued by the acquiring or surviving corporation in the transaction (or a parent corporation thereof), all awards are immediately vested; provided, however, that any awards of restricted stock and/or restricted stock units (including PSUs) that are subject to performance-based vesting criteria shall be paid at a level based upon the Company’s actual performance as of the Change in Control.

Upon retirement from the Company and approval by the HR&C Committee, all compensation under the Company’s Incentive Bonus Plan which has been earned, awarded, and unpaid is payable.

With respect to Mr. Mandel only, upon a termination by the Company without Cause, the Company will pay Mr. Mandel a severance payment equal to 12 months of base salary and the continuation cost of 12 months of COBRA premiums, subject to his execution and non-revocation of a general release in favor of the Company.

The following table provides information on executive compensation under (i) termination in connection with a Change in Control, (ii) termination due to death or Disability, (iii) retirement approved by the HR&C Committee, and (iv) with respect to Mr. Mandel, termination by the Company without Cause.

Name	Awards		Qualifying Termination after Change in Control ($)	Death or Disability ($)	Approved Retirement ($)	Termination Without Cause ($)
Craig L. Martin
	Non-Equity Incentive Plan Compensation	(1)	485,754	485,754	485,754	—
	Value of Unvested in-the-money Stock Options	(2)	686,163	686,163	—	—
	Value of Unvested Stock Awards	(3)	2,484,000	—	—	—
	Value of Unvested PSUs	(4)	5,380,031	4,631,713	209,227	—
	Total		9,035,948	5,803,630	694,981	—

John W. Prosser, Jr.
	Non-Equity Incentive Plan Compensation	(1)	229,486	229,486	229,486	—
	Value of Unvested in-the-money Stock Options	(2)	245,588	245,588	—	—
	Value of Unvested Stock Awards	(3)	149,040	—	—	—
	Value of Unvested PSUs	(4)	1,649,162	1,416,223	65,129	—
	Total		2,273,276	1,891,297	294,615	—

George A. Kunberger
	Non-Equity Incentive Plan Compensation	(1)	235,406	235,406	235,406	—
	Value of Unvested in-the-money Stock Options	(2)	245,588	245,588	—	—
	Value of Unvested Stock Awards	(3)	745,200	—	—	—
	Value of Unvested PSUs	(4)	1,649,162	1,416,223	65,129	—
	Total		2,875,356	1,897,217	300,535	—

Joseph G. Mandel
	Non-Equity Incentive Plan Compensation	(1)	218,216	218,216	218,216	—
	Value of Unvested in-the-money Stock Options	(2)	238,900	238,900	—	—
	Value of Unvested Stock Awards	(3)	496,800	—	—	—
	Value of Unvested PSUs	(4)	1,649,162	1,416,223	65,129	—
	Severance and COBRA Benefits	(5)	—	—	—	715,794
	Total		2,603,078	1,873,339	283,345	715,794

Santo Rizzuto
	Non-Equity Incentive Plan Compensation	(1)	—	—	—	—
	Value of Unvested in-the-money Stock Options	(2)	—	—	—	—
	Value of Unvested Stock Awards	(3)	—	—	—	—
	Value of Unvested PSUs	(4)	1,124,491	891,551	65,129	—
	Total		1,124,491	891,551	65,129	—

(1)	The amount of unpaid incentive compensation that would be paid as of September 26, 2014.
(2)	The amount that would be earned related to unvested in-the-money options as of September 26, 2014. Value is based on the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Price History at September 26, 2014 of $49.68, minus the cost of the option (i.e., the exercise price).
(3)	The amount that would be earned related to unvested restricted stock awards as of September 26, 2014. Value is computed by using the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Price History at September 26, 2014 of $49.68.
(4)	The amount that would be earned related to unvested shares of PSUs as of September 26, 2014. The amount reported is based on multiplying the relevant performance multiplier (described above) of each award by the target shares awarded, multiplied by the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Price History at September 26, 2014 of $49.68.
(5)	Upon a termination by the Company without cause, Mr. Mandel would become entitled to an amount equal to 12 months of his then current base salary and the cost of COBRA benefits for 12 months.

For the purposes of the Stock Incentive Plan, the following terms have the following definitions:

•

“Cause” means (unless otherwise expressly provided in an award agreement or another contract, including an employment agreement) the Company’s termination of the employee’s employment with the Company following the occurrence of any one or more of the following: (1) the employee is convicted of, or pleads guilty or nolo contendere to, a felony; (2) the employee willfully and continually fails to substantially perform the employee’s duties with the Company after written notification by the Company; (3) the employee willfully engages in conduct that is materially injurious to the Company, monetarily or otherwise; (4) the employee commits an act of gross misconduct in connection with the performance of the employee’s duties to the Company; or (5) the employee materially breaches any employment, confidentiality or other similar agreement between the Company and the employee.

•

“Change in Control” means, with respect to the Company, a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act, provided that such a change in control shall be deemed to have occurred at such time as (i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 35% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; (ii) during any period of two (2) consecutive years or less, individuals who at the beginning of such period constituted the Board of Directors cease, for any reason, to constitute at least a majority of the Board of Directors, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) the consummation of any merger or consolidation as a result of which the Jacobs common stock shall be changed, converted or exchanged (other than by merger with a wholly owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company; or (iv) the consummation of any merger or consolidation to which the Company is a party as a result of which the persons who were shareholders of the Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation; provided, however, that no Change in Control shall be deemed to have occurred if, prior to such time as a Change in Control would otherwise be deemed to have occurred, the Board of Directors of the Company determines otherwise.

•

“Disability” means the employee meets the definition of “disabled” under the terms of the long term disability plan of the Company or related company by which the employee is employed in effect on the date in question, whether or not the employee is covered by such plan.

•

“Good Reason” means, without the employee’s consent (1) a material reduction in the position, duties or responsibilities of the employee from those in effect immediately prior to such change; (2) a reduction in the employee’s base salary; (3) a relocation of the employee’s primary work location to a distance of more than fifty (50) miles from its location as of immediately prior to such change; or (4) a material breach by the Company of any employment agreement between the Company and the employee.

•

“Qualifying Termination” means a termination of an employee’s employment with the Company (i) by the Company for any reason other than Cause or the employee’s death or Disability or (ii) by the employee for Good Reason.

For the purposes of the of Mr. Mandel’s employment agreement, “Cause” means (1) gross negligence or willful misconduct in respect to, or a material failure or refusal to continue the performance of, his duties and responsibilities as set forth in the agreement, which he fails to cure within twenty (20) days after having received written notice from the Company of the facts and circumstances that it contends constitute the above conduct; (2) material breach of any provision of the agreement or of his Employee Invention and Confidential Information Agreement, which he fails to cure within twenty (20) days after having received written notice from the

Company of the facts and circumstances that it contends constitute a material breach; (3) the illness or incapacity (or other disability as defined in the Company’s disability plan in effect at the time of such disability) of Mr. Mandel of such a character so as to disable him from rendering services for a period of more than 90 days (whether or not consecutive) during any 12-month period; (4) death; (5) material breach of, or material failure to abide by, the Company’s Corporate Policy Concerning Business Conduct, Integrity and Ethics (USA); (6) civil fraud, breach of fiduciary duty involving personal profit, or willful violation of any law, rule or regulation (other than traffic violations or similar offenses); and/or (7) breach of or failure to abide by the Company’s Drug, Alcohol, and Contraband Policy.

SECURITY OWNERSHIP

The following tables, based in part upon information supplied by officers and directors and certain shareholders, sets forth certain information regarding the ownership of the Company’s common stock as of the Record Date by (1) all those persons known by the Company to be beneficial owners of more than five percent of the outstanding shares of common stock, (2) each director and nominee for director, (3) each NEO, and (4) all directors and executive officers of the Company as a group. Unless otherwise indicated, each of these shareholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

Security Ownership of Certain Beneficial Owners:

Name and Address	Amount and Nature of Ownership of Common Stock		Percent of Class (1)
The Vanguard Group Inc.
PO Box 2600
Valley Forge, Pennsylvania 19482	9,185,796	(2)	7.04%
PRIMECAP Management Company
225 South Lake Avenue, #400
Pasadena, California 91101	6,958,426	(3)	5.33%

(1)	Calculated based on 130,563,344 shares of common stock outstanding as of the Record Date.
(2)	Based solely on the information set forth in a Schedule 13F filed by The Vanguard Group Inc. with the SEC for the period ended September 30, 2014. Based on such filing, The Vanguard Group Inc. has sole voting power with respect to 224,671 shares, sole dispositive power with respect to 8,974,048 shares, and shared dispositive power with respect to 211,748 shares.
(3)	Based solely on the information set forth in a Schedule 13G filed by PRIMECAP Management Company with the SEC on December 4, 2014. Based on such filing, PRIMECAP Management Company has sole voting power with respect to 2,848,848 shares and sole dispositive power with respect to all of the shares.

Security Ownership of Directors, Nominees, and Management:

Name	Number of Shares of Common Stock Owned		Number of Shares of Common Stock Relating to Unexercised Stock Options (1)	Total Number of Shares Beneficially Owned	Percent of Class (2)
Non-Management Directors:
Joseph R. Bronson	14,340		19,250	33,590	—
Juan José Suárez Coppel	—		1,000	1,000	—
John F. Coyne	—		17,750	17,750	—
Robert C. Davidson, Jr.	12,000		28,750	40,750	—
Robert E. Eberhart	—		2,875	2,875	—
Edward V. Fritzky	8,000		28,750	36,750	—
Linda Fayne Levinson	26,000		28,750	54,750	—
Peter J. Robertson	12,000	(3)	12,750	24,750	—
Christopher M.T. Thompson	10,000	(4)	2,875	12,875	—
Noel G. Watson	1,163,765	(5)	5,250	1,169,015	—

Named Executive Officers:
Craig L. Martin	544,757	(6)	488,250	1,033,007	—
John W. Prosser, Jr.	354,202	(7)	168,250	522,452	—
George A. Kunberger	75,390		158,250	233,640	—
Joseph G. Mandel	18,954		57,000	75,954	—
Santo Rizzuto	96		—	96	—

All directors and executive officers as a group	2,405,480		1,157,288	3,562,768	2.70%

(1)	Includes only those unexercised options that are, or will become, exercisable within 60 days of the Record Date.
(2)	Calculated based on 130,563,344 shares of common stock outstanding as of the Record Date and the relevant number of shares of common stock issuable upon exercise of stock options which are exercisable or will be exercisable within 60 days of the Record Date. Unless indicated otherwise, the percentage ownership is less than 1.0% of the number of shares of common stock outstanding.
(3)	Mr. Robertson shares voting and dispositive power with his spouse as to 12,000 shares that are held in a living trust.
(4)	Mr. Thompson shares voting and dispositive power with his spouse as to 10,000 shares that are held in a living trust.
(5)	Mr. Watson shares voting and dispositive power with his spouse as to 1,163,765 shares that are held in various trusts.
(6)	Mr. Martin shares voting and dispositive power with his spouse as to 5494,757 shares that are held in a living trust.
(7)	Mr. Prosser shares voting and dispositive power with his spouse as to 351,202 shares that are held in a living trust.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own beneficially more than ten percent of a registered class of the Company’s equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them.

To the Company’s knowledge, based solely on a review of the copies of such filings on file with the Company and written representations from its directors and executive officers, all Section 16(a) filing requirements applicable to the Company’s directors, officers and greater-than-ten-percent beneficial owners were complied with on a timely basis during the fiscal year ended September 26, 2014.

EXECUTIVE OFFICERS

For information about the executive officers of the Company, see Part I, Item 1 — Business in the Company’s 2014 Annual Report on Form 10-K.

SHAREHOLDERS’ PROPOSALS

Only shareholders meeting certain criteria outlined in the Company’s Bylaws are eligible to submit nominations for election to the Board of Directors or to bring other proper business before an annual meeting. Under the Company’s Bylaws, shareholders who wish to nominate persons for election to the Board of Directors or bring other proper business before an annual meeting must give proper notice to the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. Therefore, notices regarding nominations of persons for election to the Board of Directors and other proper business for consideration at the 2016 annual meeting of shareholders must be submitted to the Company no earlier than October 1, 2015 and no later than October 31, 2015. Notices regarding nominations and other proper business must include certain information concerning the nominee or the proposal and the proponent’s ownership of common stock of the Company, in each case as set forth in the Company’s Bylaws. Nominations or other proposals not meeting these requirements will not be entertained at the annual meeting. The Secretary of the Company should be contacted in writing at the address on the first page of this Proxy Statement to submit a nomination or bring other proper business or to obtain additional information as to the proper form of a nomination.

In order to be included in the Company’s Proxy Statement and form of proxy relating to the 2016 annual meeting, proposals of shareholders must be received by the Secretary of the Company no later than August 14, 2015. If timely notice of a shareholder proposal is not received by the Company, then the proxies named on the proxy cards distributed by the Company for the annual meeting may use the discretionary voting authority granted to them by the proxy cards if the proposal is raised at the annual meeting, whether or not there is any discussion of the matter in the Proxy Statement. The 2016 annual meeting of shareholders is scheduled to be held on Thursday, January 28, 2016.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Nominating and Corporate Governance Committee is responsible for the review, approval, or ratification of “related-person transactions” involving the Company or its subsidiaries and related persons. Under SEC rules, a related person is a director, executive officer, nominee for director, or 5% shareholder of the Company, and their immediate family members. The Company has adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, in which the amount involved exceeds $120,000, and a related person has a direct or indirect material interest.

The Nominating and Corporate Governance Committee has determined that each of the following transactions shall be deemed to be pre-approved under the Company’s policies and procedures referenced above:

•

any transaction with another company for which a related person’s only relationship is as an employee (other than as an executive officer) if the amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenue;

•

any charitable contribution, grant, or endowment by the Company to a charitable organization, foundation, or university for which a related person’s only relationship is as an employee (other than as an executive officer) or a director, if the amount involved does not exceed the greater of $1 million or 2% of the charitable organization’s total annual receipts;

•	compensation to executive officers determined by the HR&C Committee;

•	compensation to directors as reported in the Company’s proxy statement;

•	transactions in which all security holders receive proportional benefits; and

•	transactions where the rates or charges involved are determined by competitive bids.

Any transaction involving related persons that exceeds $120,000 and that does not fall within the categories described above is presented to the Nominating and Corporate Governance Committee for review. The Committee determines whether the related person has a material interest in the transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion. In determining whether to approve or ratify the transaction, the Nominating and Corporate Governance Committee takes into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Mr. Noel G. Watson, the non-executive Chairman of the Board, has an agreement with the Company pursuant to which he acts as consultant on special projects and client relationships in exchange for an annual fee of $300,000. The transaction was, to the extent required, reviewed and approved pursuant to the Company’s Related Person Transaction Policies and Procedures described above.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold common stock directly. Requests in writing should be addressed to: Jacobs Engineering Group Inc., 155 North Lake Avenue, Pasadena, California, 91101, Attention: Investor Relations. Requests may also be made by calling (626) 578-3500.

ANNUAL REPORT, FINANCIAL AND ADDITIONAL INFORMATION

The Company’s annual audited financial statements and review of operations for fiscal 2014 can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended September 26, 2014. A copy of the 2014 Form 10-K is being made available to each shareholder of record on the Record Date concurrently with this Proxy Statement. You can access a copy of our 2014 Annual Report on Form 10-K on the secure website disclosed in both the Notice of Internet Availability of Proxy Materials you received and in this Proxy Statement as well as on the Company’s website at www.jacobs.com. The Company will furnish without charge a copy of the 2014 Form 10-K, including the financial statements and any schedules thereto, to any person following the instructions for requesting written copies of the proxy materials as set forth in the Notice of Internet Availability of Proxy Materials or to any person requesting in writing and stating that he or she was the beneficial owner of the Company’s common stock on December 1, 2014. The Company will also furnish copies of any exhibits to the 2014 Form 10-K to eligible persons requesting exhibits at a cost of $0.50 per page, paid in advance. The Company will indicate the number of pages to be charged for upon written inquiry. Requests should be addressed to: Jacobs Engineering Group Inc., 155 North Lake Avenue, Pasadena, California, 91101, Attention: Investor Relations.

OTHER BUSINESS

The Board of Directors does not intend to present any other business for action at the Annual Meeting and does not know of any business intended to be presented by others.

Michael S. Udovic

Vice President and Secretary

Pasadena, California

December 12, 2014

JACOBS JACOBS ENGINEERING GROUP INC. 155 NORTH LAKE AVENUE PASADENA, CA 91101
There are three ways to vote your Proxy Your telephone or Internet vote authorizes the Named Proxies to vote these shares in the same manner as if you marked, signed and returned your proxy card. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time (GMT-5) on Wednesday, January 28, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time (GMT-5) on Wednesday, January 28, 2015. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M79732-P57264
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DETACH AND RETURN THIS PORTION ONLY
JACOBS ENGINEERING GROUP INC.
The Board of Directors recommends a vote FOR
each Nominee for Director and FOR Proposals
2 and 3.
1. Election of Directors
Nominees:
For Against Abstain
1a. Joseph R. Bronson
1b. Juan Jose Suarez Coppel
1c. Peter J. Robertson
1d. Noel G. Watson
For Against Abstain
2. To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm.
3. To approve, by non-binding vote, the Company’s executive compensation.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR
EACH NOMINEE AND FOR PROPOSALS 2 AND 3.
Please sign as your name(s) appear(s) on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc, should include title and authority. Corporations should provide full name of corporation and of authorized officer signing the proxy.
Signature [PLEASE SIGN WITHIN BOX]
Date
Signature (Joint Owners)
Date

JACOBS ENGINEERING GROUP INC.
ANNUAL MEETING OF SHAREHOLDERS Thursday, January 29, 2015 12:00 PM
155 North Lake Avenue 10th Floor Pasadena, California 91101 U.S.A.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2014 Annual Report are available at http://materials.proxyvote.com/469814
M79733-P57264
Jacobs Engineering Group Inc.
155 North Lake Avenue
Pasadena, California 91101 U.S.A.
proxy
This proxy is solicited by the Board of Directors for use at the Annual Meeting on January 29, 2015.
The shares of stock held in this account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” the persons nominated as directors by the Board of Directors, “FOR” Proposals 2 and 3, and in the discretion of the proxies with respect to any other matters that may properly come before the Annual Meeting and all adjournments and postponements thereof.
By signing the proxy, you revoke all prior proxies and appoint Craig L. Martin and John W. Prosser, Jr., and each of them, with full power of substitution, to vote these shares on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and all adjournments.
If you vote by Phone or Internet, please do not mail your Proxy Card.
See reverse for voting instructions